Exhibit 10.2
EXECUTION COPY

INVESTMENT AGREEMENT
DATED AS OF
JUNE 27, 2011
AMONG
FIRST BANCORP
AND
THE INVESTORS NAMED ON THE SIGNATURE PAGES HERETO

i

PAGE
12.15 Mutual Drafting	51
12.16 Severability	51
12.17 Counterparts	51
12.18 Independent Nature of Investors’ Obligations and Rights	51

LIST OF EXHIBITS
Exhibit A     Illustrative Pro Forma Capitalization of the Company
Exhibit B     Form of Opinion of K&L Gates LLP
Exhibit C     Form of Opinion of Martinez Odell & Calabria

Acquired Common Stock	1
Affiliate	18
Agency	15
Aggregate Purchase Price	2
Agreement	1
Bank Holding Company Act	3
Bank Regulatory Agency	14
Business Day	2
CBCA	23
Closing Date	2
Code	11
Common Stock	1
Company	1
Company 10-K	7
Company Benefit Plans	13
Company Financial Statements	9
Company Material Adverse Effect	3
Company Reports	7
Company Significant Agreement	18
Company Subsidiaries	7
Company Subsidiary	7
EDGAR	3
Environmental Law	13
ERISA	13
Exchange Act	7
FDIC	6
FDIC Consent Order	10
Federal Reserve Agreement	10
Federal Reserve Board	6
FirstBank	3
GAAP	3
Governmental Entity	5
HSR Act	6
Indemnitee	41
Information	25
Insurer	16
Intellectual Property	19
Intellectual Property Rights	18
Interim Financials	9
Investor	1
Investor Agreements	4
Investor Presentation	20
Investors	1
IT Assets	19
Loan	17
Loan Investor	15
March 10-Q	7
Material Adverse Change	9

v

Materially Burdensome Regulatory Condition	23
New Security	33
NYSE	4
OCFI	6
OCFI Order	10
OFAC	16
Other Investors	4
Per Share Price	1
Piggyback Registration	37
Previously Disclosed	3
PRTD	32
Registrable Securities	36
Rights Offering	1
Ruling	30
SEC	3
Securities Act	2
Shelf Registration Statement	36
Special Registration	43
Submission	24
Tax Return	12
Taxes	12
Termination Date	43
Transfer Agent	2
Unlawful Gains	16

INVESTMENT AGREEMENT
          This agreement (the “Agreement”) is dated as of June 27, 2011 among First BanCorp (the “Company”), a Puerto Rico chartered financial holding company, and each of the investors that have signed this Agreement (each an “Investor” and together, the “Investors”), relating to the sale by the Company to each of the Investors of a number of shares of common stock of the Company (“Common Stock”), par value $0.10 per share, as set forth below such Investor’s name on its signature page to this Agreement. Now, therefore, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE 1
PURCHASE OF SHARES
     1.1 Purchase of Shares. Subject to the conditions contained in this Agreement, on the Closing Date described in Section 2.1, each Investor will, severally and not jointly, purchase from the Company, and the Company will sell to each Investor, the number of shares of Common Stock set forth below such Investor’s name on its signature page to this Agreement (which aggregate number of shares for all Investors together shall be 19,936,451 shares of Common Stock); provided, however, that if the aggregate number of shares shown on all of the Investors’ signature pages to this Agreement would constitute more than 9.9% of the shares of Common Stock that will be outstanding after the Closing and after conversion of the Company’s fixed rate cumulative mandatorily convertible preferred stock, Series G (“Series G Preferred Stock”) into Common Stock, the aggregate number of shares of Common Stock the Investors will purchase will be the number that will constitute 9.9% of the shares of Common Stock that will be outstanding after the Closing and after conversion of the Series G Preferred Stock into Common Stock (with each Investor’s shares being reduced pro rata based on the number of shares set forth on its signature page) (the shares being purchased hereunder by all the Investors being the “Acquired Common Stock”). The purchase price for the Acquired Common Stock shall be the lesser of (a) $3.50 per share of Common Stock or (b) such price per share as may be agreed with any Other Investor (the “Per Share Price”). Exhibit A contains hypothetical examples illustrating how the number of shares of Acquired Common Stock would be calculated if the Investors and Other Investors purchase Common Stock for (i) $500 million and (ii) $515 million (equal to $550 million minus the $35 million purchase price of the shares that would be issuable on exercise of rights expected to be issued to holders of Common Stock that is outstanding prior to the Closing Date (the “Rights Offering”), respectively, and in either event, all the Series G Preferred Stock is converted into Common Stock. The Per Share Price and the number of shares of Acquired Common Stock shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock (other than the conversion of the Series G Preferred Stock into Common Stock) occurring on or after the date hereof and prior to the Closing.
ARTICLE 2
THE CLOSING TRANSACTIONS
     2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the sale of Common Stock described in Article 1 will take place at the offices of K&L Gates, LLP, 599 Lexington Avenue, New York, NY 10019, or by electronic exchange of documents and signature pages, on the day (the “Closing Date”) that is the second Business Day after the day on which all the conditions in Article 5 (other than conditions that by their terms cannot be fulfilled until the Closing Date, but subject to the satisfaction or waiver of such conditions) are satisfied, or at such other place and time as is agreed upon by the parties. As used in this Agreement, the term “Business Day” means a day that is not a Saturday, a Sunday or a day on which banks in New York City or in San Juan, Puerto Rico generally are required or permitted not to be open for banking business.
     2.2 Actions on the Closing Date. At the earliest time the Company instructs The Bank of New York Mellon Shareholder Services (or its successor) (the “Transfer Agent”), as transfer agent, to issue Common Stock to any Other Investor (as defined below), the Company will instruct the Transfer Agent to issue the Acquired Common Stock in book entry form to accounts at The Depositary Trust Company designated by the respective Investors. As soon as an Investor receives confirmation that the Acquired Common Stock it will be purchasing has been transferred into the account it designated, the Investor will transmit to an account of the Company with a bank in New York City that is specified by the Company at least two Business Days before the Closing Date immediately available funds equal to the full amount of the purchase price for the Acquired Common Stock to be purchased by such Investor in accordance with Section 1.1 (the purchase price to be paid by each Investor being such Investor’s “Aggregate Purchase Price”) The Company may notify the depositary that holds Acquired Common Stock to note on its records that the Acquired Common Stock (a) has been issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or transferred other than in a transaction that is registered under the Securities Act or is exempt from the registration requirements of the Securities Act (which notation will be withdrawn at the request of the Investor at any time after (i) a registration statement registering resales of the Acquired Common Stock under the Securities Act has become effective, (ii) with regard to particular shares, when those shares are sold or transferred in a transaction that under SEC Rule 144 causes the shares no longer to be restricted shares, or (iii) under Rule 144, the shares can be sold without limitation as to volume or manner of sale and without a requirement that the Company be in compliance with the current public information requirement of Rule 144(c)(1) (or Rule 144(i)(2), if applicable)). On the Closing Date, the Company shall also deliver or cause to be delivered to each Investor (x) a receipt for the Aggregate Purchase Price paid by that Investor; and (y) a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, certifying (i) the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the other Investor Agreements (as defined below) and the consummation of the transactions contemplated hereby and thereby, (ii) the current versions of the certificate of incorporation and bylaws of the Company, each as amended to date, and (iii) as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Company.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Company. The Company represents and warrants to each of the Investors as follows:

          (a) Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico. The Company is duly registered as a financial holding company under the U.S. Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Each of the Company and each Company Subsidiary, including each Company Subsidiary that is a “significant subsidiary” (as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act), including FirstBank Puerto Rico (“FirstBank”), has all the corporate power and authority that is required to enable it to conduct its business as it is being conducted at the date of this Agreement. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in every jurisdiction in which qualification is required, except jurisdictions in which failure to qualify would not have a Company Material Adverse Effect. The Company has furnished to the Investors or has filed with the Securities and Exchange Commission (the “SEC”) pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), true, correct and complete copies of the Company’s Articles of Incorporation and By-Laws, as amended through the date of this Agreement. For purposes of this Agreement, “Previously Disclosed” means (i) information publicly disclosed by the Company in the Company 10-K or the March 10-Q (excluding any risk factor disclosures contained in such documents and any disclosure of risks included in any forward-looking statements disclaimer or other statements that are similarly non-specific or are predictive or forward-looking in nature), or (ii) documents made available to the Investors prior to the date of this Agreement either physically or in an electronic data room to which the Investors or their representatives had access and the information contained in those documents, in each of (i) and (ii), prior to 11:59 p.m. on the third Business Day before the date of this Agreement, or (iii) information about tax audits and the extension of the period of limitations with respect to a U.S. Internal Revenue Service tax audit made available to the Investors prior to 11:59 p.m. on the third Business Day before the date of this Agreement.
          (b) “Company Material Adverse Effect.” As used in this Agreement, the term “Company Material Adverse Effect” means any circumstance, change, effect, event or fact the effect of which, individually or in the aggregate, (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its consolidated Company Subsidiaries taken as a whole or (ii) prevents or materially delays or materially impairs the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby; provided, however, that the term Company Material Adverse Effect will not include any circumstance, change, effect, event or fact arising from (A) changes after the date of this Agreement in general business, economic or market conditions in the United States or the Commonwealth of Puerto Rico (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company and the Company Subsidiaries operate, (B) changes or proposed changes after the date of this Agreement in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to the Company and the Company Subsidiaries, (C) changes or proposed changes after the date of this Agreement in securities or other laws or regulations of general applicability (excluding banking laws and banking regulations), (D) changes in the market price or trading volume of the Common Stock or any other equity, equity-related or debt securities of the Company or the Company Subsidiaries (but not the underlying reason or reasons for any such change), (E) the effects of actions or failures to act by the Company or the Company Subsidiaries that are required by this Agreement, or (F) failure by the Company or any of the Company Subsidiaries to meet internal projections or forecasts with regard to results of operations or financial condition (but not the underlying reason or reasons that the projections or forecasts are not met); provided, however, that in the case of clauses (A), (B) and (C), any circumstance, change, effect, event or fact shall nevertheless be considered in determining whether a Company Material Adverse Effect has occurred to the extent that such circumstance, change, effect, event or fact, individually or in the aggregate, has, or would reasonably be expected to have, a disproportionate, adverse impact on the business, assets, liabilities, results of operations or financial condition of the Company and its consolidated Company Subsidiaries taken as a whole relative to other participants in the United States or in the Commonwealth of Puerto Rico in the industries in which the Company and the Company Subsidiaries operate.
          (c) Authorization. The Company has all corporate power and authority that is necessary to enable it to enter into this Agreement and the other Investor Agreements and carry out the transactions contemplated by this Agreement and the other Investor Agreements. All corporate actions necessary to authorize the Company to enter into this Agreement and the other Investor Agreements and carry out the transactions contemplated by them have been taken, except that, if the rules of the New York Stock Exchange (“NYSE”) require stockholder approval of the issuance of Common Stock to the Investors and the Other Investors, that approval has not yet been given. When this Agreement is executed by the Company, assuming due execution by the Investors, it will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The purchases of the Acquired Common Stock contemplated by this Agreement will not, either alone or together with the purchases of Common Stock contemplated by the other Investor Agreements, constitute a Business Combination subject to Section B of Article Tenth of the Company’s Articles of Incorporation and will not be subject to any statutory or other provisions regarding business combinations with interested stockholders or other anti-takeover provisions. The Company has not adopted a shareholder rights plan or other plan intended to have adverse effects on persons who acquire beneficial ownership of more than specified portions of the outstanding stock of the Company or who obtain control of the Company.
          (d) NYSE Required Stockholder Approval. If the rules of the NYSE require stockholder approval of the issuance of Common Stock to the Investors and the Other Investors as contemplated by the Investor Agreements and other Investor Agreements, such stockholder approval will require the affirmative vote of a majority of the votes cast, provided that the total votes cast represents over 50% of all the outstanding Common Stock.
          (e) Other Investors and Aggregate Sale Price. Subject to Section 4.5, the Company has entered into, or intends to enter into, agreements (together with this Agreement, “Investor Agreements”) with investors other than the Investors (“Other Investors”) relating to purchases of Common Stock at the Per Share Price. The Company is seeking to enter into Investor Agreements (including this Agreement) relating to sales of Common Stock with a total aggregate sale price of at least $500 million and not more than (i) $550 million, minus (ii) the aggregate purchase price of the shares that would be issuable on exercise of rights expected to be issued in the Rights Offering, which Rights Offering will not exceed $35 million in the aggregate. Copies of Investor Agreements with Other Investors or group of commonly advised Other Investors that, in each case, will be acquiring a number of shares of Common Stock that is equal to or greater than the total shares of Acquired Common Stock being purchased by all

Investors hereunder have been provided to the Investors prior to the date hereof. The Company has no other agreements or understandings (including, without limitation, side letters) with Other Investors, except that the Company may have side letters, that have been provided to the Investors prior to the date hereof, with one or more Other Investors each of which will be purchasing what will be after the Closing and the issuance of Common Stock on conversion of the Series G Preferred Stock at least 4.9% of the Company’s outstanding Common Stock.
          (f) No Conflict. Neither the execution, delivery and performance by the Company of this Agreement or of any or all of the Investor Agreements with the Other Investors, nor the consummation of the transactions contemplated by this Agreement or by any or all of the Investor Agreements with the Other Investors, will violate, conflict with, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (i) the Articles of Incorporation or the By-Laws of the Company, (ii) any agreement or instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound or to which the Company or any of the Company Subsidiaries or any of their assets or properties may be subject, or (iii) any law, order, judgment, rule or regulation of any governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign and including such authorities of the Commonwealth of Puerto Rico, the United States, the United States Virgin Islands, the British Virgin Islands or any other nation, province, municipality or other political subdivision thereof, or any applicable self-regulatory organizations (each, a “Governmental Entity”) having jurisdiction over the Company or any of the Company Subsidiaries, except in case of clauses (ii) and (iii) violations, breaches or defaults that would not reasonably be expected to have a Company Material Adverse Effect.
          (g) Issuance of Acquired Common Stock. The shares of Acquired Common Stock have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and non-assessable outstanding shares of Common Stock and will not subject the Investors to personal liability. The sale of Common Stock as contemplated by this Agreement and the Investor Agreements with the Other Investors will not give any other person preemptive rights or other rights to acquire shares of the Company of any class or series. When shares of Acquired Common Stock are sold to the Investors on the Closing Date as contemplated by this Agreement, the respective Investors will own such shares free and clear of any liens, encumbrances or claims of any other persons, other than liens imposed because of acts of the Investors and restrictions on transfer imposed by applicable securities or banking laws.
          (h) Capitalization. The only authorized stock of the Company is 2,000,000,000 shares of Common Stock and 50,000,000 shares of preferred stock. At the date of this Agreement, the only outstanding stock is not more than 21,350,000 shares of Common Stock, 2,522,000 shares of Series A through E preferred stock (with a liquidation preference of $25 per share) and 424,174 shares of Series G Preferred Stock (with a liquidation preference of $1,000 per share). In the event the Company enters into Investor Agreements (including this Agreement) with total aggregate sale proceeds of between $500 million and $515 million ($550 million minus the expected $35 million purchase price of the shares that would be issuable on exercise of rights expected to be issued in the Rights Offering), such Investor Agreements will require the Company to issue no less than 142,857,142 shares of Common Stock and no more than 147,142,858 shares of Common Stock. The only options, warrants, exchangeable securities or other agreements which require, or which, upon the passage of time, the payment of money or the occurrence of any other event, may require the Company to issue any stock of any class or series are (i) options, warrants and employee equity grants that may entitle the holders to purchase a total of up to 132,000 shares of Common Stock (subject to adjustment as a result of various occurrences, including the transactions contemplated by this Agreement and the other Investor Agreements), (ii) the conversion provisions of the Series G Preferred Stock, which, among other things, give the holders the right to convert the Series G Preferred Stock into a total of approximately 29,246,000 shares of Common Stock (which, as a result of the sales of Common Stock contemplated by this Agreement and the other Investor Agreements, will become between 32,916,087 and 32,931,770 shares of Common Stock), (iii) a warrant entitling the United States Department of the Treasury to purchase 389,483 shares of Common Stock (subject to adjustment as a result of various occurrences, including the transactions contemplated by this Agreement and the other Investor Agreements, which will increase the number of shares issuable on exercise of that warrant to 1,210,513 shares) and (iv) the rights of the Investors and the Other Investors under the Investor Agreements. In addition, the Company has 251,185 shares of Common Stock reserved for issuance under Company Benefit Plans or for other purposes and the Company expects to issue to the holders of its common stock as of a day prior to the Closing Date rights that will entitle them to purchase Common Stock for a per share price equal to the Per Share Price for a total of up to $35 million. The Company has filed with the SEC pursuant to EDGAR or otherwise Previously Disclosed true, correct and complete copies of all instruments and agreements that govern the terms and conditions of those securities, including all certificates of designation, warrant agreements and other agreements, as amended through the date of this Agreement.
          (i) Consents and Approvals. Neither the execution and delivery of the Investor Agreements by the Company, nor the completion by the Company of the transactions that are the subject of this Agreement or the other Investor Agreements, requires the consent of, approval by, or a filing or notification by the Company with, any Governmental Entity, other than (i) filings with the SEC reporting the signing of Investor Agreements or the consummation of the transactions contemplated thereby; (ii) non-objection of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) to any notice filed by an Investor pursuant to the Change in Bank Control Act of 1978, as amended; (iii) consent to service of Board representatives that Other Investors have the right to designate under other Investor Agreements, including non-objection under section 32 of the Federal Deposit Insurance Act and waiver of the Depository Institution Management Interlocks Act, as may be applicable; (iv) any filings or notifications that may be required to be made with or given to the Federal Deposit Insurance Company (the “FDIC”), the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “OCFI”) and other banking or insurance regulatory agencies; (v) filing with the NYSE of a supplemental listing application in order to list the shares of Acquired Common Stock in accordance with Section 5.2(f); and (vi) securities or blue sky laws of the various states. Assuming the Investors’ representations and warranties in Section 3.2(h) are correct, the transactions that are contemplated by this Agreement qualify for an exemption from the reporting or waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) under Section 7A(c) of the HSR Act.
          (j) FirstBank. The Company owns all the outstanding shares of capital stock of FirstBank. FirstBank is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Puerto Rico and is duly licensed by the OCFI. The deposits of FirstBank are insured by the FDIC to the fullest extent permitted in the Federal Deposit

Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.
          (k) Subsidiaries. The Company has furnished to the Investors or has filed with the SEC under Exhibit 21 to the Company 10-K a true, correct and complete list of all of its subsidiaries (as the term “subsidiary” is defined for purposes of the Bank Holding Company Act) as of the date of this Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”). Each Company Subsidiary (including FirstBank) has been duly organized and is validly existing and, to the extent the concept is applicable, in good standing under the laws of the jurisdiction in which it was formed. All the shares of stock or other equity interests in each of the Company Subsidiaries, whether directly or indirectly owned, have been duly authorized and validly issued and, with regard to stock of corporations or other equity interests in limited liability entities, are fully paid and non-assessable and are not subject to any preemptive rights and are free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrance of any kind, with no personal liability attaching to the ownership thereof, except liens, adverse rights or claims, charges, options, pledges, covenants, title defects, security interests or encumbrances on the Company’s equity interests in Company Subsidiaries other than FirstBank that do not affect the Company’s control over those Company Subsidiaries and, in the aggregate, would not reasonably be expected to be materially adverse to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any of the Company Subsidiaries has issued any options, warrants, scrips, pre-emptive rights, rights to subscribe, gross-up rights, calls, commitments or convertible or exchangeable securities, or is a party to any other agreements, which require, or, upon the passage of time, the giving of notice, the payment of money or the occurrence of any other event may require, the Company or any Company Subsidiary to issue or transfer any shares of or other equity interests in a Company Subsidiary, and there are no registration rights or covenants or transfer or voting restrictions with respect to any shares of or other equity interests in any of the Company Subsidiaries.
          (l) Company Reports. Since January 1, 2008, the Company and the Company Subsidiaries have filed all reports, proxy statements, registration statements and other documents required to have been filed with the SEC (the “Company Reports”), including under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have paid all material fees and assessments due and payable in connection therewith. When they were filed, the Company Reports complied in all material respects with the applicable statutes, rules, regulations and forms. In the case of each such Company Report filed with or furnished to the SEC, none of the Company Reports, when filed or furnished, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting the generality of what is said in the preceding sentence, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Company 10-K”) and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 (the “March 10-Q”) which were filed with the SEC, including any documents incorporated by reference in them, each complied in all material respects with the requirements of the form on which it was filed and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from the SEC with respect to any Company Report other than oral inquiries regarding the accounting for and presentation in the consolidated financial statements and disclosures made in those consolidated financial statements regarding the February 2011 sale of loans from FirstBank to a joint venture majority owned by PRLP Ventures LLC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.
          (m) Controls and Procedures. The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company, the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, no officer of the Company has knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2008, (A) neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported under Part 205 of the SEC Rules (17 CFR §205.1, et.seq.) evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company. The management of the Company has, since January 1, 2006, performed the evaluation of the effectiveness, as of the end of each fiscal year, of the Company’s internal control over financial reporting required by SEC Rule 13a-15(c). The evaluation as of December 31, 2010 did not disclose any material weaknesses.
          (n) Financial Statements. Each of (x) the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto, included in the Company

10-K, and (y) the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of March 31, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows for the period ending March 31, 2011, together with the notes thereto, included in the March 10-Q, (the “Interim Financials” and, collectively, the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied, as of their respective filing dates, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) present fairly in conformity with GAAP in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and normal year-end audit adjustments in the case of the Interim Financials which are not expected to be material).
          (o) Absence of Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities, contingent or otherwise, that would be required to be reflected on, or disclosed in notes to, consolidated financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP, other than (i) liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries at March 31, 2011 included in the March 10-Q, (ii) liabilities disclosed in the notes to the financial statements in the Company 10-K or the March 10-Q, (iii) liabilities that, because they were not material, were not required by GAAP to have been reflected on the consolidated balance sheet of the Company and the Company Subsidiaries at March 31, 2011 or disclosed in the notes to the financial statements included in the Company 10-K or the March 10-Q, (iv) contingent obligations and contingent liabilities disclosed in the management’s discussion and analysis of financial condition and results of operations included in the Company 10-K or the March 10-Q, (v) contingent liabilities not required by GAAP to be reflected in, or described in notes to, the Company’s financial statements and not required by applicable SEC rules to be described in the management’s discussion and analysis of financial condition and results of operations included in the Company 10-K or the March 10-Q or (vi) liabilities arising in the ordinary course of the conduct by the Company and the Company Subsidiaries of their respective businesses since March 31, 2011.
          (p) Absence of Certain Changes. Since December 31, 2010, (i) the Company and the Company Subsidiaries, including FirstBank, have conducted their businesses in the ordinary course and in the same manner in which they were being conducted during the period immediately prior to December 31, 2010, (ii) there has not been a Material Adverse Change in the financial condition, results of operations, business or prospects of the Company and the Company Subsidiaries taken as a whole and (iii) nothing has occurred that has had or would reasonably be expected to have a Company Material Adverse Effect. A “Material Adverse Change” (x) in the financial condition of the Company and the Company Subsidiaries will occur between two dates if between those dates there is a material reduction of the Company’s and the Company Subsidiaries’ consolidated working capital, net worth or tangible net worth, a material increase in their consolidated current liabilities (other than due to the conduct of business in the ordinary course) or a material increase in their consolidated total liabilities (other than due to the conduct of business in the ordinary course), and (y) in the results of operations, business or prospects of the Company and the Company Subsidiaries during a period will occur if that period consists of one or more full fiscal quarters and during that period there is a material reduction in its and its subsidiaries’ consolidated total revenues, net income before income taxes, net income, or earnings before interest, taxes, depreciation and amortization compared both with the same period of the preceding fiscal year and with the immediately preceding period of the same number of fiscal quarters. However, a change due wholly or primarily to any of the conditions or occurrences referred to in clauses (A) through (F) of Section 3.1(b) is not a Material Adverse Change (which clauses shall be read to incorporate the proviso applicable to clauses A through C in Section 3.1(b)).
          (q) Compliance with FDIC Order, OCFI Order and Federal Reserve Agreement. The capital of the Company and of FirstBank, supplemented by proceeds totaling at least $500 million of the sales of Common Stock under this and other Investor Agreements and the conversion of the Series G Preferred Stock into Common Stock, will be sufficient to meet any applicable minimum capital requirement imposed by statute, regulation or Governmental Entity, including any requirements as to the capitalization of FirstBank contained in or arising out of the consent order dated June 3, 2010 issued by the FDIC (the “FDIC Consent Order”) and the simultaneous order issued by the OCFI requiring compliance with the FDIC Consent Order (the “OCFI Order”) or as to the capitalization of the Company contained in or arising out of the agreement dated June 4, 2010 between the Company and the Federal Reserve Bank of New York (the “Federal Reserve Agreement”) and any capital plan approved in connection therewith and in effect.
          (r) Compliance with Laws. Each of the Company, FirstBank, and each of the other Company Subsidiaries has at all times complied, and currently is complying, with, and the condition and use of its assets and properties has not violated or infringed and does not currently violate or infringe in any material respects, any applicable United States domestic, federal, state or local, any applicable Commonwealth of Puerto Rico, or any applicable foreign, laws, regulations, rules, judgments, orders, injunctions or decrees, including, to the extent they are applicable to the Company or Company Subsidiaries, the Troubled Asset Relief Program, the Emergency Economic Stabilization Act of 2008, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, except to the extent of failures to comply, violations or infringements that would not reasonably be expected to result in actions against the Company or Company Subsidiaries that would, in the aggregate, interfere in a material respect with the businesses of the Company and the Company Subsidiaries or result in monetary penalties against the Company or Company Subsidiaries that would be material to the Company and the Company Subsidiaries taken as a whole. Insofar as any officer of the Company is aware, none of the Company or any of the Company Subsidiaries is under investigation with respect to, or has been threatened to be charged with or given notice of any material violation of, any such laws, regulations, rules, judgments, injunctions or decrees. FirstBank is the only Company Subsidiary that is subject to the Community Reinvestment Act. FirstBank has a Community Reinvestment Act rating of “satisfactory” or better.
          (s) Licenses and Permits. The Company and the Company Subsidiaries have all material licenses, permits, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted and to own or lease their properties or assets. No suspension or cancellation of any such licenses or permits is pending or, to the knowledge of the Company, threatened.
          (t) Litigation. At the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to (i) any legal proceeding that the Company would be required to disclose under Item 103 of SEC Regulation S-K in a filing at the date of this Agreement or the Closing Date to which that Item applies, other than legal proceedings disclosed in the Company 10-K, or in a report on Form 8-K filed with the SEC between December 31, 2010 and the Business Day before the date of this Agreement, or (ii) any suit or governmental proceeding that seeks to prevent the Company from completing the transactions that are the subject of this Agreement or any of the other Investor Agreements, nor, to the best of the knowledge of any officer of the Company, has any suit or governmental proceeding which seeks to prevent the Company from completing the transactions that are the subject of this Agreement been threatened. Neither the Company nor any Company Subsidiary, nor any director or officer thereof, is the subject of any action involving a claim of violation of or liability under federal or state securities laws. To the Company’s knowledge there is not pending or contemplated any investigation by the SEC involving the Company or any current director or officer of the Company.
          (u) Tax Matters. Each of the Company and the Company Subsidiaries has timely filed when due (taking account of timely filed extensions) all Tax Returns which it has been required to file and has timely paid or has timely withheld and remitted all Taxes shown on any Tax Return. All such Tax Returns are true, correct and complete in all material respects and accurately reflect in all material respects all Taxes required to have been paid, except to the extent of items that may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the Company Subsidiary and which have been adequately reserved against in accordance with GAAP on the consolidated balance sheet at December 31, 2010 included in the Company 10-K. No Tax lien has been filed by any taxing authority against the Company or any of the Company Subsidiaries or any of their assets, other than properties acquired through foreclosure or similar processes and held for sale. Except as Previously Disclosed, no Federal, Commonwealth, United States Virgin Islands, foreign, state or local audits or other administrative proceedings or court proceedings in any jurisdiction with regard to Taxes are currently pending or threatened with regard to the Company or any of its the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes, (ii) has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the”Code”), or (iii) is liable as a transferee, a successor or otherwise for any Tax incurred by any other person. There is no material intercompany income or gain which may in the future become taxable to the Company, whether on disposition of particular assets or Company Subsidiaries or otherwise. Except as Previously Disclosed, no Tax Return of the Company or any of the Company Subsidiaries is the subject of an audit by any taxing authority (including any state or local taxing authority) in the Commonwealth of Puerto Rico, the United States, the U.S. Virgin Islands or any other nation. All deficiencies asserted or assessments made as a result of any Tax audits that are not being contested in good faith by appropriate proceedings and for which appropriate reserves have been established have been paid in full. At least since January 1, 2006, no claim has been made by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. Except as Previously

Disclosed, neither the Company nor any Company Subsidiary (i) has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, that is still in effect, or has pending a request for any such extension or waiver or (ii) has or has ever had a permanent establishment in any country other than the country of its organization, or is or has ever been subject to Tax in a jurisdiction outside the country of its organization. The Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code, nor will it become a “controlled foreign corporation” as a result of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries is (i) a passive foreign investment company within the meaning of Section 1297 of the Code or (ii) a shareholder, directly or indirectly, in such a passive foreign investment company. There are no current limitations on the utilization by the Company or any of the Company Subsidiaries of its respective net operating loss carryforwards under any applicable Tax law, including Section 382 of the Code (or any similar provision of state, local or non-U.S. law). The transactions described herein occurring on the Closing Date and any other transactions contemplated by this Agreement and the other Investor Agreements will not result in a limitation on the utilization of the Company’s or FirstBank’s net operating loss carryforwards under any applicable provision of Puerto Rico income Tax law. The net operating loss carryforward of FirstBank as of December 31, 2010 as a result of losses that have been or will be reflected on FirstBank’s Puerto Rico income tax returns (at least some of which are or will be subject to audit) is at least $550,000,000. For the purposes of this Agreement, the term “Taxes” means (1) all Commonwealth of Puerto Rico, U.S. Virgin Islands, British Virgin Islands, U.S. federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (2) liability for the payment of any amounts of the type described in clause (1) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of amounts of the type described in clause (1) or (2). For the purposes of this Agreement, the term “Tax Return” means any and all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns and any amendments thereto) supplied or required to be supplied to any Governmental Entity in connection with Taxes.
          (v) Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they are being conducted on the date of this Agreement without violating any Environmental Laws, (ii) neither the Company nor any of the Company Subsidiaries has received any notice of material noncompliance or material liability under any Environmental Law, (iii) neither the Company nor any of the Company Subsidiaries has performed any acts, including, but not limited to, releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a Company Subsidiary, and there was no condition on any property formerly owned or leased by the Company or a Company Subsidiary while the Company or a Company Subsidiary owned or leased that property, that could result in liability by the Company or a Company Subsidiary under any Environmental Law and (iv) neither the Company nor any of the Company

Subsidiaries is subject to any order of any Governmental Entity requiring the Company or any of the Company Subsidiaries to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company or any of the Company Subsidiaries is aware, threatened against the Company or any of the Company Subsidiaries. As used in this Agreement, the term ”Environmental Law” means any United States, Puerto Rico or other national, state or local law, rule, regulation, guideline or other legally enforceable requirement of a Governmental Entity relating to protection of the environment or to environmental conditions which affect human health or safety.
          (w) Labor Matters. No employees of the Company or Company Subsidiaries are represented by any labor union nor are there any collective bargaining agreements otherwise in effect. There is no pending demand by any union or employee group to be recognized or certified as the bargaining representative for any of the Company’s or the Company Subsidiaries’ employees, and there are no proceedings seeking recognition or certification of that type pending before the National Labor Relations Board or any other Governmental Entity in the United States, Puerto Rico or elsewhere.
          (x) Company Benefit Plans.
      (i) The Company has Previously Disclosed all benefit plans, agreements, commitments, practices or arrangements of any type maintained or sponsored by the Company or any Company Subsidiary for its current and former employees, directors and consultants and the compensation paid to all its directors, to its Chief Executive Officer, its Chief Financial Officer, and its three most highly compensated officers other than its Chief Executive Officer and its Chief Financial Officer who were serving as officers at December 31, 2010. “Company Benefit Plans” means all benefit and compensation plans, agreements, commitments, practices or arrangements of any type maintained or sponsored by the Company or any Company Subsidiary for its current and former employees, directors and individual consultants.
      (ii) Except as would not reasonably be expected to result in a liability that would be material to the Company and the Company Subsidiaries taken as a whole, (i) each Company Benefit Plan that is required to be registered with, or approved by, a Governmental Entity in the Commonwealth of Puerto Rico, the United States or any other jurisdiction has been so registered with or approved by that Governmental Entity, and (ii) each Company Benefit Plan has been maintained in all material respects in accordance with its terms and any applicable provisions of law (including, if applicable, the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, the Internal Revenue Code of New Puerto Rico, the Troubled Asset Relief Program, and the Emergency Economic Stabilization Act of 2008).
      (iii) No Company Benefit Plan is (x) a pension plan (of the type described in Section 3(2) of ERISA) subject to statutory minimum funding requirements under Title IV of ERISA, Section 412 of the Code, or similar law; (y) a “multiemployer plan” (of the type described in Section 3(37) of ERISA), or (z) an “employee welfare plan” (of the type described in Section 3(1) of ERISA) providing benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar law, and at the sole expense of the participant or the participant’s beneficiary. Neither the Company nor any Company Subsidiary would reasonably be expected to have any liability with respect to any plan described in (x), (y), or (z) of this subsection or otherwise as a result of any trade or business that is or during the past six years has been treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
      (iv) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will give rise to a change in control under, or result in the breach or the violation of, or the acceleration of any right under, or result in any additional rights, or the triggering of any anti-dilution adjustment under an equity plan sponsored by the Company or any of the Company Subsidiaries or an employment agreement or other contract or agreement to which the Company or any of the Company Subsidiaries is a party.
      (v) Neither the Company nor any of the Company Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan in a manner that would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year.
           (y) Investment Company or Investment Adviser. Neither the Company nor any of the Company Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended, or to be registered under the Investment Advisers Act of 1940, as amended.
           (z) Compliance with Banking Laws and Regulations. Neither the Company nor any of the Company Subsidiaries (including FirstBank) (i) is subject to (or has been advised that a Governmental Entity that regulates banking activities in any location in which the Company or any Company Subsidiary conducts banking activities (including the FDIC, the OCFI and the Federal Reserve) (each a “Bank Regulatory Agency”) is considering issuing, initiating or ordering) any cease-and-desist or similar order, or any enforcement action commenced, by any Bank Regulatory Agency or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or any commitment letter or written undertaking to, any Bank Regulatory Agency, and no resolution of the Board of Directors of the Company or any of the Company Subsidiaries (including FirstBank) is in effect that was adopted at the request of a Bank Regulatory Agency that restricts in any material respect the conduct of its business or that relates in a material manner to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business, other than the FDIC Consent Order, the OCFI Order, the Federal Reserve Agreement and a confidential agreement dated September 28, 2010 with a Bank Regulatory Agency. The Company and each of the Company Subsidiaries is in compliance in all material respects with all agreements, commitments and undertakings it has made to a Governmental Entity that are currently in effect (including the FDIC Consent Order, the OCFI Order and the Federal Reserve Agreement) and neither the Company nor any of the Company Subsidiaries has received any notice from any Bank Regulatory Agency indicating that either the Company or any of the Company Subsidiaries is not in compliance in all material respects with any such agreement, commitment or undertaking. Since January 1, 2008, the Company and each Company Subsidiary have filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Bank Regulatory Agencies, including, without limitation, all financial statements and financial information required to be filed by it under the Federal Deposit Insurance Act and the Bank Holding Company Act. As of their respective dates, such reports complied in all material respects with all the rules and regulations promulgated by the applicable Bank Regulatory Agencies.
          (aa) Compliance with Mortgage Laws and Sale of Mortgage Loans. The Company and the Company Subsidiaries have complied in all material respects with (i) all requirements of applicable laws and governmental regulations with respect to the origination, purchase, sale, insuring or servicing of or filing of claims in connection with mortgage loans, including all laws and governmental regulations with respect to documentation in connection with the origination, processing, underwriting (including credit approval), purchase and servicing of mortgage loans, real estate settlement procedures, consumer protection, truth in lending, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) with regard to mortgage loans any of them has sold to any Agency, any agreements with, or applicable rules, regulations, guidelines or other requirements of, any Agency to which the mortgage loans were sold, in each case, except failures to comply that would not reasonably be expected, in aggregate, to have a Company Material Adverse Effect, (iii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of the Company Subsidiaries and any such Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, in the case of this clause (iv) only, except as would not cause a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received a written claim from any Agency, Loan Investor or Insurer to the effect that the Company or any of the Company Subsidiaries has failed to comply in any material respect with applicable underwriting standards or guidelines with respect to mortgage loans sold by the Company or any of the Company Subsidiaries to an Agency or Loan Investor or with respect to any sale of mortgage servicing rights, or a written notice from any Agency, Loan Investor or Insurer restricting the activities (including commitment authority) of the Company or any of the Company Subsidiaries or terminating or giving notice of intent to terminate its relationship with the Company or any of the Company Subsidiaries because of poor performance, poor loan quality or concern with respect to the Company’s or any of the Company Subsidiaries’ compliance with laws. For purposes of this Section 3.1(aa):
      (i) “Agency ” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of the Company Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;
      (ii) “Loan Investor ” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of the Company Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and

      (iii) “Insurer ” shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of the Company Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
           (bb) Risk Management. The Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to provide reasonable protection against risks of the type and in amounts reasonably expected to be incurred by entities that are similar to the Company and the Company Subsidiaries in size and in the lines of business in which they are engaged. All material derivative instruments entered into by the Company or the Company Subsidiaries for their own accounts were entered into (i) in the ordinary course of business only for the purposes of mitigating identified risks, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies, and (iii) with counterparties that, at the time, the Company or the applicable Company Subsidiary believed to be financially responsible. Each such material derivative instrument constitutes a valid and legally binding obligation of the Company or one or more of the Company Subsidiaries, enforceable in accordance with its terms and, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries, nor any other party thereto, is in material breach of or has materially defaulted under any such agreement or arrangement.
          (cc) Patriot Act, Office of Foreign Asset Controls; Anti-Money Laundering. The operations of the Company and the Company Subsidiaries are being conducted in compliance in all material respects with applicable financial recordkeeping, reporting and other requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, any applicable order or regulation issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statutes, rules or regulations of any jurisdictions, and no action or proceeding by or before any Governmental Entity alleging violations of anti-money laundering statutes or anti-terrorist financing statutes by the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has, since December 31, 2008, nor to the knowledge of the Company has any other person on behalf of the Company or any of the Company Subsidiaries that qualifies as a “financial institution” under U.S. anti-money laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in U.S. anti-money laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of any other nature for Unlawful Gains. Each of the Company and, to the extent it qualifies as a “financial institution” under U.S. anti-money laundering laws, any of the Company Subsidiaries has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, U.S. anti-money laundering laws and rules and regulations thereunder. None of the Company or any of the Company Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf, will knowingly directly or indirectly lend, contribute or otherwise make available any funds to any subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to U.S. sanctions administered by OFAC.
          (dd) Foreign Corrupt Practices Act. None of the Company or any of the Company Subsidiaries, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, including making or providing, or causing to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person shall pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use his or her influence to affect a governmental decision, (ii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) has violated or operated in noncompliance with any export restrictions, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.
          (ee) Insurance. The Company and each of the Company Subsidiaries is presently insured, and during each of the past three calendar years (or during such lesser period of time as the Company has owned such subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.
          (ff) Core Deposits and Certificates of Deposits. As of the date hereof, FirstBank has at least $3,475,000,000 in core deposits (including money market, demand, checking, savings and transactional accounts and excluding secured governmental deposits and certificates of deposits) and at least $1,825,000,000 in certificates of deposits, excluding governmental and brokered deposits.
          (gg) Loans to Affiliates; Loans to Directors and Officers. Neither the Company nor any of the Company Subsidiaries is a party to any loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing liabilities) (each, a “Loan”) with any director or executive officer of the Company or any of the Company Subsidiaries or shareholder of the Company that beneficially owns five percent or more of the Common Stock of the Company. All Loans with any executive officer of the Company or any of the Company Subsidiaries or shareholder of the Company are made in compliance with the applicable requirements of the Federal Reserve Board’s Regulation O.
          (hh) Compliance with Securities Laws. Neither the Company nor any person acting on its behalf has taken any action (including, offering any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the securities to be issued pursuant to this Agreement or any other Investor Agreement with any Other Investors for purposes of the Securities Act and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the securities to be issued pursuant to this Agreement or any other Investor Agreement with any Other Investors to the registration requirements of the Securities Act or that would cause the sale of Common Stock under this and the other Investor Agreements not to be eligible for the exemption from the registration requirements of the Securities Act contained in Section 4(2) of that Act.
          (ii) Commitments and Contracts. Each agreement to which the Company or any Company Subsidiary is a party which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K (each, a “Company Significant Agreement”) is valid and binding on the Company and the Company Subsidiaries, as applicable, and, and insofar as any officer of the Company is aware, is valid and binding on the other party or parties to it, and is in full force and effect. The Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement. Neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by the Company or any Company Subsidiary under any Company Significant Agreement. As of the date of this Agreement, there are no material transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions between the Company or any Company Subsidiaries, on the one hand, and the Company, any current or former director or executive officer of the Company or any Company Subsidiaries or any person who beneficially owns 5% or more of the Common Stock (or any of such person’s immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand. As used in this Agreement, the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise.
          (jj) Properties and Leases. The Company and the Company Subsidiaries have good and marketable title to all real properties and good title to all other properties and assets owned by them (other than any assets the Company or any of the Company Subsidiaries has repossessed), in each case, free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them in any material respect. The Company and the Company Subsidiaries own or lease all properties that are necessary to their operations as now conducted. All leases of real property and all other leases material to the Company or any of the Company Subsidiaries pursuant to which the Company or any such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default except for such as would not reasonably be expected to have a Company Material Adverse Effect.
          (kk) Intellectual Property Rights.
      (i) The Company and the Company Subsidiaries own or possess adequate rights or licenses to use all material Intellectual Property rights (“Intellectual Property Rights”) necessary to conduct their business as conducted on the date of this

Agreement and as presently contemplated to be conducted in the future. To the knowledge of the Company, no product or service of the Company or the Company Subsidiaries infringes the Intellectual Property Rights of others. The Company and the Company Subsidiaries have not received notice of any claim being made or brought, or, to the knowledge of the Company, being threatened, against the Company or any of the Company Subsidiaries (i) regarding their Intellectual Property Rights that are necessary to conduct their business as conducted on the date of this Agreement and as presently contemplated to be conducted in the future, or (ii) that the products or services of the Company or the Company Subsidiaries infringe the Intellectual Property Rights of others. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of the Company and the Company Subsidiaries (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. The Company and the Company Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information. The Company and the Company Subsidiaries have complied with all internet domain name registration and other requirements of internet domain registrars concerning internet domain names that are used in the business. Without limiting the foregoing, the Company and the Company Subsidiaries (A) own or have the valid right to use all the names that are material to the conduct of their businesses or the maintenance of their customer goodwill, including the name “FirstBank”, in all applicable jurisdictions, free and clear of all Liens and (B) have not granted to any third party, by license or otherwise, any right or interest in or to use any such name other than in connection with relationships between those third parties and the Company or Company Subsidiaries. No third party has asserted any rights in any geographic area in which it competes with the Company or a Company Subsidiary to any name that is material to the business of the Company or a Company Subsidiary with which the third party competes.
     (ii) For the purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

          (ll) Shell Company Status. The Company is not, and never has been, an issuer of the type identified in SEC Rule 144(i)(1).
          (mm) Disclosure. If an Investor did not, in the course of its investigation regarding whether to purchase Acquired Common Stock, receive from the Company or its representatives any information about the Company other than the Investor Presentation dated May 2011 (the “Investor Presentation”) and did not access information posted in the electronic data room that was made available to prospective purchasers of Common Stock who requested access to that information, when the Investor Presentation and the terms of the transactions contemplated by the Investor Agreements are publicly disclosed as required by Section 12.1, no information such Investor has received from the Company or its representatives in connection with the offer that resulted in the execution of this Agreement will constitute material non-public information about the Company. The Company understands that each Investor and its subsidiaries may rely on the representation in the preceding sentence in effecting transactions in securities of the Company.
     3.2 Representations and Warranties of the Investors. Each Investor represents and warrants, severally and not jointly and only with respect to itself, to the Company as follows:
          (a) Organization and Power. The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and the Investor is duly qualified to do business in all jurisdictions where failure to be qualified could reasonably be expected to affect adversely the Investor’s ability to carry out the transactions that are the subject of this Agreement. The Investor is an entity advised by [REDACTED] Management Company, LLP.
          (b) Authorization. The Investor has all power and authority that is necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize the Investor to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Investor and, assuming due execution by the Company, it is a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms.
          (c) No Conflict. Neither the execution and delivery of this Agreement by the Investor nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (i) the certificate of incorporation and bylaws or other organizational documents of the Investor, (ii) any agreement or instrument to which the Investor or any of its subsidiaries is a party or by which any of them is bound, or (iii) any law, or any order, rule or regulation of any Governmental Entity having jurisdiction over the Investor or any of its subsidiaries, except violations, breaches or defaults that would not reasonably be expected to affect adversely the Investor’s ability to carry out the transactions that are the subject of this Agreement when and as contemplated by this Agreement.
          (d) Consents and Approvals. Assuming the accuracy of the representations and warranties of the Company and the performance of the covenants and agreements of the Company contained herein, neither the execution and delivery of this Agreement by the Investor, nor the completion by the Investor of the transactions that are the subject of this Agreement, requires the consent of, approval by, or a filing or notification by the Investor with, any Governmental Entity, other than, if applicable, filings under the Exchange Act reporting the purchase of Common Stock by the Investor and filings, notifications, clearances or approvals that may be required to be made or given with or to, or obtained from, the Federal Reserve Board, the FDIC, the OCFI or any other Governmental Entity, including any banking or insurance regulatory agency, as a result of its jurisdiction over the Company or any of the Company Subsidiaries (including FirstBank) or persons who control the Company. At the date of this Agreement, if the Investor is required to obtain the consent or approval of a Governmental Entity with respect to such Investor’s purchase of its Acquired Common Stock hereunder, the Investor does not know of any reason that such Governmental Entity would not give any required consent to, or approval of, the Investor’s acquiring the Acquired Common Stock as contemplated by this Agreement. The transactions that are contemplated by this Agreement qualify for an exemption from the reporting or waiting period requirements of the HSR Act under Section 7A(c) of the HSR Act.
          (e) Ownership. The Investor and its Affiliates do not own an interest in any depository institution such that the acquisition by the Investor of its Acquired Common Stock would cause First Bank and that depository institution to become “commonly controlled insured depository institutions” (as that term is defined for purposes of Section 5(e) of the Federal Deposit Insurance Act). Except as shown on the signature page of this Agreement, neither the Investor nor any Affiliate of the Investor (other than an Affiliate as to which the Investor does not control decisions regarding the purchase, sale or voting of securities) owns any Common Stock of the Company.
          (f) Financial Capacity. The Investor has, or has legally binding commitments from equity investors, lenders or both to provide, and the Investor will have on the Closing Date, all the funds the Investor will require to enable the Investor to pay the purchase price for the Acquired Common Stock it will be purchasing as described in Section 1.1, when and as contemplated by this Agreement.
          (g) Accredited Investor. The Investor either (i) is an accredited investor, as that term is defined in SEC Rule 501 under the Securities Act, of the type described in clause (1), (2), (3), (4) or (7) of that Rule, and has such knowledge and experience in financial and business matters and in investments similar to the purchase of the Acquired Common Stock that it is capable of evaluating the merits and risks of its investment in the Acquired Common Stock and of making an informed investment decision regarding the purchase of the Acquired Common Stock, or (ii) is not a U.S. person, as that term is defined in SEC Regulation S under the Securities Act and is acquiring the Acquired Common Stock outside the United States. The Investor is aware that the Acquired Common Stock is being offered in a transaction not involving a public offering in the United States, that the offer and sale of the Acquired Common Stock has not been registered under the Securities Act, and that the Investor may only sell or transfer Acquired Common Stock under the limited circumstances set forth in Article 7. The Investor will be acquiring the Acquired Common Stock for investment, and not with a view to distributing the Acquired Common Stock in violation of securities laws, except that the Investor may sell Acquired Common Stock under the limited circumstances set forth in Article 7.
          (h) Investment Purpose. The Investor will be acquiring the Acquired Common Stock for investment (as that term is defined in the rules under the HSR Act) and, assuming the Company’s representations and warranties in Section 3.1(h) are correct, the acquisition of the Acquired Common Stock by the Investor as contemplated by this Agreement will not result in the Investor’s owning 25% or more of the outstanding Common Stock. The

Investor is not acting in concert with any other party to an Investor Agreement with regard to the purchase of Common Stock and the Investor has no agreements or understandings with any other persons (other than the Investor’s agreements with the Company in this Agreement) regarding actions as a stockholder of the Company after the Closing Date.
          (i) Investor’s Decision. The Investor’s decision to enter into this Agreement and to purchase the Acquired Common Stock it has agreed to purchase was based on the Investor’s or its adviser’s independent analysis of the merits and risks of an investment in Acquired Common Stock, taking into account the Investor’s own financial circumstances. The Investor did not rely in making that decision upon any analysis prepared by, or investment advice received from, the Company or any financial advisor, placement agent or other person acting on behalf of the Company. The Investor is, however, relying on the representations and warranties of the Company in this Agreement in making its decision to purchase Acquired Common Stock.
ARTICLE 4
ACTIONS PRIOR TO THE TRANSACTION
     4.1 Stockholder Approval. Unless the NYSE informs the Company that the NYSE rules (including Rule 312.03 of the NYSE Listed Company Manual) do not require (whether because the NYSE requirement has been satisfied by prior stockholder approvals, or because of an exception, a waiver or otherwise) approval by the Company’s stockholders of the transactions that are the subject of the Investor Agreements, within 20 days after the date of this Agreement, the Company will file with the SEC a preliminary proxy statement relating to a special stockholders meeting at which the Company’s stockholders will be asked to approve the transactions that are the subject of the Investor Agreements in accordance with Rule 312.03 of the NYSE Listed Company Manual. The Company will include in the proxy statement the unanimous recommendation of its Board of Directors that the Company’s stockholders vote to approve the transactions that are the subject of the Investor Agreements, unless, and solely to the extent, the Board determines, after consultation with counsel, that in the exercise of its fiduciary duties it must withdraw or modify that recommendation. A withdrawal or modification of the recommendation of the Board shall not affect the obligations of the Company to hold the meeting of the Company’s stockholders contemplated by this Agreement. The Company will, to the extent it is not unreasonable for it to do so, resolve and comply with all comments of the staff of the SEC promptly, and cause the proxy statement to be filed in definitive form and distributed to the Company’s stockholders as promptly as practicable, either by mail or by notice of internet access, and in any event within five Business Days after the Company is informed by the staff of the SEC that they have no further comments with regard to the proxy statement. The Company will cause the stockholders meeting to which the proxy statement relates and at which the Company’s stockholders will be asked to approve the transactions that are the subject of the Investor Agreements to be held as promptly as practicable and no more than 40 days after the Company distributes the proxy statement to its stockholders.
     4.2 HSR Act Filings.
          (a) The purchase of the Acquired Common Stock by the Investors as contemplated by this Agreement (either alone or together with the purchases of Common Stock by Other Investors under the other Investor Agreements) qualifies for an exemption from the reporting or waiting period requirements of the HSR Act under Section 7A(c) of the HSR Act. If, in order to satisfy the requirements of such exemption, the Investors and the Company are required to make filings with one or both of the Federal Trade Commission and the Department of Justice, each of them will make those filings as promptly as practicable, and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to ensure the transaction qualifies for the exemption under the HSR Act. If applicable, each of the Investors and the Company will each provide information and cooperate in all other respects to assist the other of them in ensuring that the transaction qualifies for the exemption under the HSR Act.
          (b) If it is determined by any Governmental Entity that a filing with regard to the transactions that are the subject of this Agreement is required under the HSR Act (notwithstanding the belief of the Company and the Investors that those transactions are exempt from the reporting and waiting period requirements of the HSR Act) or any other antitrust or competition laws of any jurisdiction, each of the Investors and the Company will each provide information and cooperate in all other respects to assist the other of them in making the filing required under the HSR Act or other antitrust or competition law. The Company will pay the filing fee that is required with regard to any filing required under the HSR Act or any other antitrust or competition law.
     4.3 Listing of Shares. Promptly after the date of this Agreement, the Company will file an application with the NYSE to list the shares of Common Stock that it will be issuing under this Agreement and the other Investor Agreements and the Company will use its best commercially reasonable efforts to cause those shares to be authorized for listing upon notice of issuance.
     4.4 Change of Bank Control Act and Bank Holding Company Act. If the Investors are (or any of them is) required to file a written notice with the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended (the “CBCA”) with respect to such Investors’ proposed purchase of Acquired Common Stock, each of those Investors will file that notice within 20 Business Days after the date of this Agreement and will use its best commercially reasonable efforts, including providing all information reasonably requested by the Federal Reserve Board and entering into customary passivity commitments, to obtain as promptly as practicable a written confirmation from the Federal Reserve Board to the effect that such Investor’s purchase of the Acquired Common Stock and the consummation of the transactions that are the subject of this Agreement will not result in such Investor or any of its Affiliates being in control of the Company or of FirstBank for purposes of the Bank Holding Company Act or the Federal Reserve Board’s Regulation Y, or otherwise being subject to regulation as a bank holding company under that Act. The Company will cooperate with each Investor in all reasonable respects with regard to such Investor’s efforts to obtain such confirmation from the Federal Reserve Board. If the Federal Reserve Board requires revisions to the structure of the transactions that are the subject of this Agreement before it will give such confirmation, the Company and the Investors will cooperate to make the necessary revisions, provided that neither the Company nor the Investors will be required to revise the structure of those transactions in a way that would impose a Materially Burdensome Regulatory Condition. Notwithstanding anything to the contrary, neither the Investors nor any of their Affiliates shall be required to comply with, agree to, or suffer to exist, any requirement, condition, restriction or limitation (other than customary passivity commitments or other requirements, conditions, restrictions, restrictions or limitations that are customary for similarly situated investments) arising pursuant to any notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, that when used in reference to an Investor’s or the Company’s obligations hereunder or a condition to an Investor’s or the Company’s obligations hereunder, is, in the good faith reasonable judgment of such Investor or the Company, as the case may be, materially burdensome on, or would materially reduce the economic benefits of the transactions contemplated by this Agreement to, such Investor or the Company or any of their Affiliates (any such requirement, condition, restriction or limitation, a “Materially Burdensome Regulatory Condition”). At least 20 Business Days before the Closing Date, the Company will include in a schedule of contemplated steps with regard to the transactions that are the subject of this and the other Investor Agreements that is submitted to the Federal Reserve Board, or in another document that is submitted to the Federal Reserve Board regarding the transactions that are the subject of this Agreement and the other Investor Agreements, disclosure of the fact that between the time when Common Stock is issued to the Investors at the Closing and the time when the conversion of the Series G Preferred Stock into Common Stock becomes effective (which is expected to be immediately after Common Stock is issued to, and paid for, by the Investors and the Other Investors at the Closing), the Acquired Common Stock will constitute more than 9.9% of the outstanding shares of Common Stock (the “Submission”. A copy of the Submission will be provided to the Investors at least two Business days prior to its being submitted to the Federal Reserve Board.
     4.5 Most Favored Terms. The Company has not entered into and will not enter into any Investor Agreement, or amend any Investor Agreement, with any Other Investor or group of commonly advised Other Investors, other than an Other Investor or group of commonly advised Other Investors that will be acquiring a number of shares of Common Stock that is greater than the Acquired Common Stock being purchased by the Investors in the aggregate hereunder, so that such other Investor Agreement is in any respect more favorable to the Other Investor or group of commonly advised Other Investors that is a party, or are parties, to such Investor Agreement than this Agreement is to the Investors (other than as to the number of shares of Common Stock being purchased), unless the Company modifies this Agreement so that it provides the Investors with the same rights and benefits that are provided to the Other Investor under the Investor Agreement to which it is a party (or the Company offers to modify this Agreement in that manner but the Investors refuse to agree to such modification). Under no circumstances will the Company agree that an Other Investor may pay a price per share that is lower than the Price Per Share unless the Company reduces the Price Per Share being paid by the Investors to the lowest price per share of Common Stock being paid by any investor.
     4.6 Notice of Adverse Occurrences. The Company shall promptly provide the Investors with written notice of the occurrence of any circumstance, change, effect, event, fact or development occurring between the date hereof and the Closing Date and relating to the Company or any of the Company’s Subsidiaries of which the Company has knowledge and which (a) causes any representation and warranty in Section 3.1 to cease to be correct, (b) could give rise to a Material Adverse Change in the financial condition, results of operations, business or prospects of the Company and the Company’s Subsidiaries taken as a whole, or (c) has, or in the Company’s reasonable judgment could give rise to, a Company Material Adverse Effect.
     4.7 Reasonable Best Efforts.
          (a) Subject to the terms and conditions of this Agreement, the Company and the Investors will use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including causing the satisfaction and fulfillment of all the conditions set forth in Article 5. Without limiting the foregoing, the Company shall use its reasonable best efforts, in order to cause the condition set forth in Section 5.2(h) to be fulfilled at the Closing, to cause the conversion of the Series G Preferred Stock to take place at the Closing or as promptly as practicable after the Closing, and if the conversion will not occur until after the Closing, to obtain from all the holders of the Series G Preferred Stock written assurances at or before the Closing that on the Closing Date, effective immediately after (but subject to) the completion of the sales of Common Stock contemplated by this Agreement and the other Investor Agreements, the Company will have the right to cause all the shares of Series G Preferred Stock to be converted into Common Stock.
          (b) Notwithstanding anything in Section 4.7(a) or elsewhere in this Agreement, if any Governmental Entity requires disclosure of the identities of limited partners, shareholders or members (other than the managing member) of an Investor or any of its Affiliates or investment advisors, or other confidential proprietary information of an Investor or any of its Affiliates or investment advisers, and such Investor is not able with reasonable effort to persuade the Governmental Entity to accept only the information that such Investor typically provides to Governmental Entities under policies of such Investor and its Affiliates (including policies regarding confidential treatment of the information that is provided) that such Investor and its Affiliates consistently apply, such Investor may refuse to provide that information, but if it does so and the Company reasonably determines that there is a significant possibility that such Investor’s failure to provide that information will prevent, or materially delay, the Governmental Entity’s giving a required consent or approval, the Company will have the option, after reasonable consultation with such Investor to determine a mutually acceptable resolution to the issue and the failure by the Company and such Investor to reach such a resolution, to terminate the Investor’s participation in the transactions contemplated by this Agreement.
     4.8 Access; Confidentiality.
          (a) Each party to this Agreement shall hold, and shall cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, upon the advice of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity (in which case, the party disclosing such information shall provide the other party with prior written notice of its intention to disclose the information), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

          (b) If, through the exercise of its rights under this Agreement, an Investor obtains material non-public information about the Company, that Investor will comply with all applicable provisions of law relating to trading on the basis of material non-public information, including SEC Rule 10b5-1. The Company will not provide any Investor with information that the Company believes to constitute material non-public information about the Company, other than at the written request, or with the written consent, of such Investor.
     4.9 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Article 9, the Company shall, and, shall cause each of the Company Subsidiaries to use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and its subsidiaries’ business (including its organization, assets, properties, goodwill and insurance coverage) and preserve business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, that nothing in this Section 4.9 shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with, or reasonably likely to be necessary to enable the Company and the Company Subsidiaries to be able to comply with, the duties of the Board of Directors or the Company’s obligations under applicable law or imposed by any Governmental Entity. Without limiting the foregoing, during the period from the date hereof until the Closing Date, the Company shall and shall cause the Company Subsidiaries to, not take any of the following actions: (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its subsidiaries, other than as required by any Company Benefit Plans; (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its subsidiaries, other than (x) as required by any Company Benefit Plans or (y) increases in employee salaries, or bonus awards, made in the ordinary course consistent with past practice, that do not in aggregate exceed 5% of current aggregate employee salaries; (iii) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, except that the Company expects to inform employees that it intends to adopt new equity incentive plans, or amend existing equity incentive plans, in each case, after the Closing Date, so that the Company will be able to make equity based awards to employees with regard to up to 4% of the shares of Common Stock that will be outstanding after the Closing and the conversion of the Series G Preferred Stock into Common Stock; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (vi) forgive any loans to directors, officers or employees of the Company or any of the Company Subsidiaries; (vii) amend its articles of incorporation, bylaws or other comparable charter or organizational documents of the Company or any of the Company Subsidiaries; (viii) except as contemplated or permitted by this Agreement and the other Investor Agreements or required by Company Benefit Plans, issue, deliver, sell, pledge or otherwise encumber or subject to any lien, security interest or other encumbrance any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, to acquire any such shares, voting securities or convertible securities, of the Company or any of the Company Subsidiaries; (ix) amend, modify or waive any material term of any outstanding security of the Company or any of the Company Subsidiaries; (x) make or change any Tax election or adopt or change any material Tax practice or policy (unless required by applicable law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP; (xi) except as expressly contemplated in the applicable organizational documents, adjust, split, combine or reclassify any of the Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (xii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or securities (other than pursuant to any Company Benefit Plan); (xiii) merge or consolidate with, or sell all or substantially all its assets to, any person (except that the Company may cause wholly owned Company Subsidiaries to merge or consolidate or to transfer all or substantially all the assets of one of them to another of them) or (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.
ARTICLE 5
CONDITIONS PRECEDENT TO TRANSACTION
     5.1 Conditions to the Company’s Obligations. The obligations of the Company to complete the transactions that are the subject of this Agreement are subject to satisfaction of the following conditions (any or all of which may be waived by the Company):
          (a) (i) The representations and warranties of the Investors contained in Section 3.2(a) and Section 3.2(b) will be true and correct in all material respects as of the Closing Date with the same effect as though made on such date (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct with regard to the specified date or time period) and (ii) all other representations and warranties of the Investors contained in this Agreement will be true and correct as of the Closing Date (without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties) with the same effect as though made on such date (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct with regard to the specified date or time period), except, in the case of this clause (ii) only, to the extent the failure of any such representations or warranties to be true and correct would not, individually or in the aggregate, prevent or materially delay the ability of the Investors to perform their obligations under this Agreement and to consummate the transactions contemplated hereby.
          (b) The Investors will have fulfilled in all material respects all their obligations under this Agreement required to have been fulfilled on or before the Closing Date.
          (c) No provision of any applicable law or regulation shall exist and no order, decree, injunction or judgment will have been entered by any Governmental Entity and be in force that invalidates this Agreement or restrains the Company from completing the transactions that are the subject of this Agreement and no actions or proceedings will be pending against the Company or any of the Company Subsidiaries that, if decided against the Company or any of the Company Subsidiaries, would (i) materially affect the operations of the Company and the Company Subsidiaries taken as a whole or (ii) reasonably be expected to require the Company or any of the Company Subsidiaries to pay damages, in each case of clause (i) or (ii), in order to complete the transactions that are the subject of the Investor Agreements (including this Agreement) in an amount that would have a Company Material Adverse Effect.

          (d) The Company’s stockholders will have given the approval of the issuances of Common Stock contemplated by the Investor Agreements that are required by Rule 312.03 of the NYSE Listed Company Manual, or the NYSE will have informed the Company in writing that it is not required to obtain that stockholder approval (whether because the NYSE requirement has been satisfied by prior stockholder approvals, or because of an exception, a waiver or otherwise).
          (e) All approvals of the Federal Reserve Board, the FDIC, the OCFI and all other Governmental Entities, including those with authority to regulate banking or insurance, that are required to be obtained before the sales of Common Stock contemplated by the Investor Agreements can be completed will have been obtained.
          (f) The shares of Common Stock that will be issued under the Investor Agreements will have been authorized for listing on the NYSE.
          (g) All the outstanding shares of Series G Preferred Stock will have been converted into the number of shares of Common Stock determined in accordance with the Certificate of Designations relating to the Series G Preferred Stock as in effect on the date of this Agreement, or all the holders of Series G Preferred Stock will have given written assurances that on the Closing Date, effective immediately after (but subject to) the completion of the sales of Common Stock contemplated by this Agreement and the other Investor Agreements, the Company will have the right to cause all the shares of Series G Preferred Stock to be converted into Common Stock.
     5.2 Conditions to the Investor’s Obligations. The obligations of each Investor to complete the transactions that are the subject of this Agreement are subject to satisfaction of the following conditions (any or all of which may be waived by such Investor, as to itself only):
          (a) (i) The representations and warranties of the Company contained in Section 3.1(h) will be true and correct in all respects as of the Closing Date with the same effect as though made on such date (except for such inaccuracies as are de minimis relative to Section 3.1(h) taken as a whole); (ii) the representations and warranties of the Company contained in Section 3.1(a) (with respect to the Company and its Significant Subsidiaries) and Section 3.1(c) will be true and correct in all material respects as of the Closing Date with the same effect as though made on such date (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct with regard to the specified date or time period); and (iii) all other representations and warranties of the Company contained in this Agreement will be true and correct as of the Closing Date (without giving effect to any “Company Material Adverse Effect”, “material” or “materiality” qualifications contained in such representations and warranties) with the same effect as though made on such date (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct with regard to the specified date or time period), except, in the case of this clause (iii) only, to the extent the failure of any such representations or warranties to be true and correct would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.
          (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Closing Date.

          (c) No provision of any applicable law or regulation shall exist and no order, decree, injunction or judgment will have been entered by any Governmental Entity and be in force that invalidates this Agreement or restrains any of the Investors from completing the transactions that are the subject of this Agreement and no actions or proceedings will be pending against any of the Investors or the Company or any of the Company Subsidiaries that, if decided against any of the Investors or the Company or any of the Company Subsidiaries, could require an Investor to pay damages that would be material to such Investor, would impose a Materially Burdensome Regulatory Condition or could reasonably be expected to have a Company Material Adverse Effect.
          (d) Between the date of this Agreement and the Closing Date, there will not have been a Material Adverse Change in the financial condition, results of operations, business or prospects of the Company and the Company Subsidiaries taken as a whole and nothing will have occurred that has had or would reasonably be expected to have a Company Material Adverse Effect.
          (e) The Company’s stockholders will have given the approval of the issuance of Common Stock contemplated by the Investor Agreements that are required by NYSE listed company Rule 312.03, or the NYSE will have informed the Company in writing that it is not required to obtain that stockholder approval (whether because the NYSE requirement has been satisfied by prior stockholder approvals, or because of an exception, a waiver or otherwise).
          (f) The shares of Common Stock that will be issued under Investor Agreements will have been authorized for listing on the NYSE.
          (g) The Company will receive gross proceeds on or before the Closing Date from sales of Common Stock under Investor Agreements (including this Agreement) totaling at least $500 million and not more than (i) $550 million, minus (ii) the purchase price of the shares expected to be issuable on exercise of the rights expected to be issued in the Rights Offering.
          (h) (i) All the outstanding shares of Series G Preferred Stock will have been converted into an aggregate of not more than the number of shares of Common Stock calculated as provided in the Certificate of Designations relating to the Series G Preferred Stock as in effect on the date of this Agreement and all dividends and other amounts accrued or owing but unpaid in respect of the Series G Preferred Stock shall have been paid in cash in full, or (ii) all the holders of Series G Stock will have given written assurances that on the Closing Date, effective immediately after (but subject to) the completion of the sales of Common Stock contemplated by this Agreement and the other Investor Agreements, the Company will have the right to cause all the shares of Series G Preferred Stock to be converted into Common Stock and the Company shall have delivered notice to the holders of the Series G Preferred Stock of such conversion and done all things necessary to cause such conversion to occur and to pay all dividends and other amounts accrued or owing but unpaid in respect of the Series G Preferred Stock, in each case, immediately after (but subject to) the completion of the sales of Common Stock contemplated by this Agreement and the other Investor Agreements.
          (i) The Acquired Common Stock to be purchased by all Investors hereunder will not constitute more than 9.9% of the shares of Common Stock that will be outstanding after the Closing and after conversion of the Series G Preferred Stock into Common Stock.

          (j) All approvals of the Federal Reserve Board, the FDIC, the OCFI and all other Governmental Entities, including those with authority to regulate banking or insurance, that are required to be obtained before the sales of Common Stock contemplated by the Investor Agreements can be completed will have been obtained and no such approval shall impose or contain any Materially Burdensome Regulatory Condition.
          (k) The Company shall not have received any notification from any of the FDIC, the Federal Reserve Board and the OCFI to the effect that the capital of the Company or of FirstBank is insufficient to meet any applicable minimum capital requirement imposed by statute, regulation or Governmental Entity, including any requirements as to the capitalization of FirstBank contained in or arising out of the FDIC Consent Order and the OCFI Order or as to the capitalization of the Company contained in or arising out of the Federal Reserve Agreement, and any capital plan approved in connection therewith and in effect with regard to the Company or FirstBank, as the case may be, or to the effect that the Company will not be permitted to make acquisitions and to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Materially Burdensome Regulatory Condition.
          (l) No proceeding by any Governmental Entity shall be pending or threatened in writing in which the Governmental Entity asserts that the Company, FirstBank or any subsidiary of FirstBank has engaged in improper lending practices.
          (m) The Company shall have submitted the Submission to the Federal Reserve Board in accordance with Section 4.4 and the Federal Reserve Board shall not have raised any concerns with respect to the matters disclosed in the Submission insofar as they relate to the Investors that have not been resolved to the Investors’ reasonable satisfaction.
          (n) The private letter ruling dated May 6, 2011, received by FirstBank from the Puerto Rico Department of the Treasury, a true and correct copy of which has been provided to the Investors (the “Ruling”), to the effect that the issuance of Common Stock to the Investors and the Other Investors as contemplated by the Investor Agreements will not reduce or limit the extent to which FirstBank can apply losses incurred in 2010 or prior years to reduce income taxes FirstBank would be required to pay to the Commonwealth of Puerto Rico in 2011 or any subsequent year or years, shall continue to be in full force and effect and not amended or modified in any respect.
          (o) In the event FirstBank’s Puerto Rico income tax returns have been filed prior to the Closing Date, the net operating loss carryforward of FirstBank as of December 31, 2010 as a result of losses that are reflected on such income tax returns (at least some of which are or will be subject to audit) will be at least $550,000,000.
          (p) As of the Closing Date, FirstBank shall have at least $3,475,000,000 in core deposits (including, money market, demand, checking, savings and transactional accounts and excluding secured governmental deposits and certificates of deposits) and at least $1,825,000,000 in certificates of deposits, excluding governmental and brokered deposits.
          (q) On the Closing Date, taking into account the transactions contemplated by the Investor Agreements and assuming the full conversion of the Series G Preferred Stock, the Company’s Tier 1 leverage ratio shall be no lower than 10.75%.

          (r) The consummation of the transactions contemplated by the Investor Agreements and the conversion of the Series G Preferred Stock will not cause the Company or any Company Subsidiary to be required by GAAP to establish a new cost basis for its assets through the application of push down accounting or otherwise.
          (s) The Company shall not be in default, and there shall not be any condition which with the passage of time or the giving of notice, or both, would result in a default, under repurchase agreements (so-called repos) or agreements for borrowed money under which the Company has payment obligations totaling more than $25 million.
          (t) The Investor or its adviser shall have received the legal opinion(s), dated as of the Closing Date, substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively, of K&L Gates LLP and Martinez Odell & Calabria, P.S., counsel to the Company.
          (u) The Investor or its adviser shall have received (A) a certificate from the Company, dated as of the Closing Date, signed by an officer of the Company, certifying that the conditions set forth in Section 5.1(a) and 5.1(b) have been fulfilled and (B) the items required to be delivered pursuant to the last sentence of Section 2.2.
     5.3 Waiver of Conditions to Investor’s Obligations. If investors that have signed Investor Agreements obligating them to purchase in total 75% of all the shares of Common Stock that investors have agreed to purchase under all the Investor Agreements that are in effect on the Closing Date (including this Agreement) waive any of the conditions in Section 5.2 of this Agreement other than a condition in paragraph (b), (c) (other than the condition in paragraph (c) relating to actions or proceedings against the Company or any of the Company Subsidiaries that, if decided against the Company or any of the Company Subsidiaries, would impose a Materially Burdensome Regulatory Condition or could reasonably be expected to have a Company Material Adverse Effect), (e), (f), (g), (h), (i) or (m) in Section 5.2, each Investor will be deemed to have waived that condition even if the Investor does not itself waive it. A condition in Section 5.2(b), (c) (other than the condition in paragraph (c) relating to actions or proceedings against the Company or any of the Company Subsidiaries that, if decided against the Company or any of the Company Subsidiaries, would impose a Materially Burdensome Regulatory Condition or could reasonably be expected to have a Company Material Adverse Effect), (e), (f), (g), (h), (i) or (m) may be waived as to an Investor only by that Investor.
     5.4 Limited Effect of Failure of Condition. The failure of the condition in Section 5.2(b) or (i) with regard to an Investor or an Other Investor will affect only the obligations of that Investor or Other Investor, and will not affect the obligations of any other Investor.
ARTICLE 6
ADDITIONAL AGREEMENTS
     6.1 Company Obligation Regarding Adequate Public Information. Until such time as the Investors no longer own any Registrable Securities, the Company will:
          (a) File in a timely manner all reports it is required to file under Section 13 of the Exchange Act, except that failure to file a report on Form 8-K will not be a breach of this Agreement.

          (b) Do all things, in addition to filing required reports under Section 13 of the Exchange Act, that are necessary so that adequate public information, as defined in Rule 144(c) under the Securities Act, is available at all times.
          (c) Upon request, furnish to the Investors a written statement as to the Company’s compliance with the reporting conditions of Rule 144 under the Securities Act, and a copy of the most recent annual or quarterly report of the Company (which may be a Report on Form 10-K or 10-Q); and such other reports and documents as the Investor may reasonably request in order to meet the requirements of any rule that would allow the Investors to sell Registrable Securities without registration under the Securities Act.
     6.2 Efforts to Maintain Listing. From the Closing Date until such time as no Investor any longer owns any Registrable Securities, the Company will use its reasonable best efforts to cause the Common Stock to be listed on either the New York Stock Exchange or the Nasdaq Global Market (or a successor to one of those exchanges).
     6.3 Additional Regulatory Matters
          (a) The Company shall not, without the consent of the Investors, take any action (including, but not limited to, any redemption, repurchase or recapitalization of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock, in each case where the Investors are not given the right to participate in such redemption, repurchase or recapitalization to the extent of their pro rata proportion) that would cause the Acquired Common Stock to constitute in total more than 9.9% of the Common Stock outstanding at that time or otherwise cause any Investor or any of its Affiliates to be deemed to become, or “control”, a “bank holding company” with respect to the Company and its Affiliates within the meaning of the Bank Holding Company Act, or that will require a filing that would not otherwise be required under the CBCA, including the rules and regulations promulgated thereunder (or any successor provisions).
          (b) Neither the Company nor the Investors shall take or permit to be taken any action that would cause any subsidiary of the Company to become a “commonly controlled insured depository institution” (as that term is defined for purposes of 12 U.S.C. §1815(e), as may be amended or supplemented from time to time, or any successor provision) with respect to any institution that is not a direct or indirect subsidiary of the Company.
          (c) The Company shall not take, or permit to be taken, any action that would reasonably be expected to cause any Investor to be subject to or bound by the FDIC’s Statement of Policy on Qualifications for Failed Bank Acquisitions, as it may be amended or supplemented from time to time, except with the prior written consent of such Investor.
          (d) In the event that any party to this Agreement breaches its obligations under this Section 6.3 or believes that it is reasonably likely to breach such obligations, it shall immediately notify the other parties and shall cooperate in good faith with such other parties to modify ownership or other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.
          (e) The Company shall, and shall cause FirstBank to, take all necessary and appropriate actions within their commercially reasonable control to:

     (i) ensure the continuing application of the Ruling;
     (ii) (A) supplement the ruling request submitted to the Puerto Rico Treasury Department (the “PRTD”) on January 14, 2011 to include a request that the PRTD rule that (x) the requirements of Puerto Rico Treasury Article 1124(b)(2)-2 were met to allow FirstBank to use its net operating losses to offset First Leasing & Rental Corporation’s income and (y) the transactions contemplated by this Agreement do not cause a “change of identity” or a change in the trade or business of FirstBank (within the meaning of Puerto Rico Treasury Article 1124(b)(2)-2(a)(3)) and (B) confirm with the Puerto Rico Treasury Department by filing for a ruling request (as may be necessary) that, with respect to the net operating losses of FirstBank, the Company will continue to meet the requirements of Puerto Rico Treasury Article 1124(b)(2)-2(a)(3) during the net operating losses carryover period; and
     (iii) with respect to the mortgage tax credits granted by the Puerto Rico Treasury Department that are set to expire June 30, 2011, either (x) timely transfer such credits to one or more subsidiaries for timely application of such credits against such subsidiaries’ 2010 Commonwealth of Puerto Rico Tax liability, (y) timely apply for a refund for such credits from the Puerto Rico Treasury Department, or (z) timely sell such credits to a third party in an arm’s-length transaction.
     6.4 Percentage Maintenance Rights (a) Sale of New Securities. After the Closing, for so long as the Investors own in the aggregate at least 60% of the number of shares of Acquired Common Stock acquired by the Investors on the Closing Date (the “Qualifying Ownership Interest”) (before giving effect to any issuances triggering provisions of this Section 6.4), at any time that the Company makes any public or nonpublic offering (including the Rights Offering) or sale of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible into or exercisable or exchangeable for equity or that includes an equity component (such as, an “equity” kicker) (including any hybrid security) (any such security, a “New Security”) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board of Directors (so long as the authorized awards under the Company’s stock incentive plans represent less than 10% of the outstanding shares of Common Stock) or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case, in the ordinary course of providing incentive compensation, (2) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar non-financing transaction, (3) issuances of up to a total of 8,000,000 shares of Common Stock in exchange for shares of the Company’s Series A through E Non-Cumulative Preferred Stock outstanding as of the Closing Date, or (4) issuances of shares of Common Stock upon the conversion of the Series G Preferred Stock in accordance with the terms applicable thereto as of the date hereof), the Investors shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by law and the Articles of Incorporation and By-Laws of the Company, the Investors may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its percentage Common Stock-equivalent interest in the Company as it was immediately prior to any such issuance of New Securities. The amount of New Securities that each Investor shall be entitled to purchase shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by such Investor as of such date, and the denominator of which is the number of shares of Common Stock then outstanding plus the number of shares of Common Stock represented by any then-existing warrant or any other convertible securities then outstanding (if any) on an as-exercised or as-converted basis on such date (after giving effect to any applicable adjustment thereunder).
          (b) Notice. In the event the Company proposes to offer or sell New Securities that are subject to the Investors’ rights under Section 6.4(a), it shall give the Investors written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than five (5) Business Days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the signing of an agreement with the initial purchasers with respect to a Rule 144A offering or after the Company makes a firm commitment to pursue any other offering. The Investors shall have ten (10) Business Days from the date of receipt of such a notice to notify the Company in writing that they intend to exercise their rights provided in this Section 6.4 and as to the amount of New Securities the Investors desire to purchase, up to the maximum amount calculated pursuant to Section 6.4(a). Such notice shall constitute a binding agreement by the Investors to purchase the amount of New Securities so specified at the price and on the other terms set forth in the Company’s notice to it. The failure of the Investors to respond within such ten (10) Business Day period shall be deemed to be a waiver of the Investors’ rights under this Section 6.4 only with respect to the offering described in the applicable notice.
          (c) Purchase Mechanism. If the Investors exercise their rights provided in this Section 6.4, the closing of the purchase of the New Securities with respect to which such rights have been exercised shall take place on a date specified by the Company that will be not less than ten nor more than thirty calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of twenty days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or stockholder approvals). Each of the Company and the Investors agree to use their commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.
          (d) Failure of Purchase. In the event the Investors fail to exercise their rights provided in this Section 6.4 within the ten Business Day period described in Section 6.4(b) or, if so exercised, the Investors are unable to consummate such purchase within the time period specified in Section 6.4(c) above because of their failure to obtain any required regulatory or stockholder consent or approval, the Company shall thereafter be entitled during the period of ninety days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within thirty days from the date of such agreement) to sell the New Securities not elected to be purchased pursuant to this Section 6.4 or which the Investors are unable to purchase because of such failure to obtain any such consent or approval, at a price and upon other terms that, taken in the aggregate, are not more favorable to the purchasers of such securities than were specified in the Company’s notice to the Investors. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such extension period exceed ninety days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such ninety-day period (or sold and issued New Securities in accordance with the foregoing within thirty days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed ninety days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Investors in the manner provided above.
          (e) Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the per share purchase price to be paid by the investors shall be cash equal to the per share fair value of the non-cash consideration as determined by the Board of Directors (treating warrants as being exercised and convertible securities as being converted and including any payment required on exercise of the warrants or conversion of the convertible securities); provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate per share market price of the securities being offered (treating warrants as being exercised and convertible securities as being converted and including any payment required on exercise of the warrants or conversion of the convertible securities) as of the date the Board of Directors authorizes the offering of such securities.
          (f) Cooperation. The Company and the Investors shall cooperate in good faith to facilitate the exercise of the Investors’ rights under this Section 6.4, including securing any required approvals or consents.
ARTICLE 7
SALE RESTRICTIONS
     7.1 Restrictions on Sales of Acquired Common Stock. No Investor will sell or otherwise transfer any of the Acquired Common Stock, except as follows:
          (a) An Investor may at any time transfer Acquired Common Stock to an entity that is an Affiliate of the Investor or to a general or limited partner of the Investor, but only if prior to the transfer, the Affiliate or the general or limited partner delivers to the Company a written agreement to be bound by this Section 7.1 to the same extent as the Investor.
          (b) An Investor may sell Acquired Common Stock in transactions that are registered under the Securities Act.
          (c) An Investor may sell Acquired Common Stock in transactions that are not subject to the registration requirements of the Securities Act by reason of Rule 144 under the Securities Act.

          (d) If Rule 144A under the Securities Act makes it possible for sales of Acquired Common Stock to be exempt under that Rule from the registration requirements of the Securities Act, the Investor may sell Acquired Common Stock to one or more purchasers, each of which is a qualified institutional buyer, as that term is defined in Rule 144A, in transactions that satisfy all the conditions in Rule 144A(d), but only if prior to each sale, the purchaser delivers to the Company an agreement to be bound by this Section 7.1 to the same extent as the Investor.
          (e) An Investor may sell Acquired Common Stock in transactions that constitute “offshore transactions,” as that term is defined in Rule 902 under the Securities Act.
          (f) An Investor may sell or transfer Acquired Common Stock as part of a merger of the Investor with another entity or in connection with a sale of all or substantially all of the Investor’s assets to the person to whom the Investor transfers the Acquired Common Stock, but only if prior to the merger or sale, the entity that will survive the merger or the purchaser of all or substantially all of the Investor’s assets delivers to the Company an agreement to be bound by this Section 7.1 to the same extent as the Investor.
          (g) The Investor may sell Acquired Common Stock in a transaction that is exempt from the registration requirements of the Securities Act for a reason other than one described in a previous paragraph of this Section, but only if prior to each such sale, the purchaser delivers to the Company a written agreement to be bound by this Section 7.1 to the same extent as the Investor.
ARTICLE 8
SECURITIES ACT REGISTRATION
     8.1 Obligation to Register Acquired Common Stock..
          (a) As promptly as practicable, and in any event not later than 90 days after the Closing Date, the Company will file with the SEC a shelf registration statement (the “Shelf Registration Statement”) under SEC Rule 415 relating to sales of Registrable Securities by the Investors and other holders of Registrable Securities. If the Shelf Registration Statement can be filed as an automatic shelf registration statement, the Company will file it as an automatic shelf registration statement. If the Shelf Registration Statement cannot be filed as an automatic shelf registration statement, the Company will file it on Form S-3, or if the Shelf Registration Statement cannot be filed on Form S-3, the Company will file it on Form S-1 or such other form as is applicable. The Company may, instead of filing a separate registration statement relating to the Registrable Securities, register the Registrable Securities by filing a prospectus supplement to an existing automatic shelf registration statement or by otherwise designating an existing shelf registration statement to cover the Registrable Securities. The Company will use its reasonable best efforts to cause the Shelf Registration Statement to become effective as promptly as practicable (or, if it is an automatic shelf registration statement, to cause it to be effective when it is filed) and to keep the Shelf Registration Statement continuously effective and available for resales of Registrable Securities until such time as there are no remaining Registrable Securities (including by refiling the Shelf Registration Statement, or filing a new Shelf Registration Statement, if the initial Shelf Registration Statement ceases to be effective or is not otherwise available for resales of Registrable Securities).

          (b) The term “Registrable Securities” means shares of Common Stock that are issued under Investor Agreements (including this Agreement) and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such shares, except that shares of Common Stock will cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be sold pursuant to Rule 144 without limitation on volume or manner of sale and without a requirement that the Company be in compliance with the current public information requirement of Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (iii) they cease to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Section 8.1 are not assigned to the transferee.
          (c) If any Investors notify the Company that they intend to distribute Registrable Securities by means of an underwritten offering, and that the aggregate public offering price of the shares that will be the subject of the underwritten offering is estimated to be at least $25,000,000, the Company will take all reasonable steps to facilitate that distribution, including the actions described in Section 8.1(f). However, the Company will not be required to file or supplement a registration statement (i) with respect to securities that are not Registrable Securities; or (ii) if after receiving a request for registration of an underwritten distribution of Registrable Securities from one or more of the Investors, the Company notifies those Investors and any other holders of Registrable Securities who joined in the request that in the good faith judgment of the Company’s Board of Directors, it would be materially detrimental to the Company or its stockholders for a registration to be effected at the particular time, in which event the Company may defer filing a registration statement, a post-effective amendment or a prospectus supplement relating to the underwritten distribution of Registrable Securities for up to 90 days after receipt of the request for registration; provided, that the Company may not exercise the right to defer filing a registration statement, a post-effective amendment or a prospectus supplement relating to an underwritten distribution more than twice in any 12-month period or for an aggregate of more than 180 days in any 12-month period.
          (d) If during any period when the Shelf Registration Statement is not effective or available, the Company proposes to register any of its securities, other than a registration pursuant to Section 8.1(a) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company shall give prompt written notice to the Investors of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 8.1(d) prior to the effectiveness of such registration, whether or not the Investors or any other Holders have elected to include Registrable Securities in such registration. If (x) the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under a Shelf Registration Statement under Section 8.1(a) or (y) a Piggyback Registration under this Section 8.1(d) that relates to an underwritten primary offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be so included in the following order of priority: (i) first, in the case of a Piggyback Registration under Section 8.1(d), the securities the Company proposes to sell, (ii) second, Registrable Securities of the Investors who have requested registration of Registrable Securities pursuant to Sections 8.1(a) or 8.1(d) of this Agreement, pro rata on the basis of the aggregate number of such securities or shares subject to such request and (ii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.
          (e) The Company will bear all expenses of preparing and filing the Shelf Registration Statement and all other expenses of fulfilling its obligations under this Article 8. However, the Company will not pay any commissions or underwriting discounts and other expenses incurred by an Investor for its own benefit (including fees and disbursements of counsel for an Investor related to the Investor’s sale of Common Stock), and the Investor will be responsible for paying all those expenses.
          (f) Whenever the Company is required to effect the registration of any Registrable Securities, or facilitate the distribution of Registrable Securities in an underwritten offering, the Company will, as expeditiously as reasonably practicable:
     (i) Prepare and file with the SEC a registration statement, or a post-effective amendment or prospectus supplement with regard to an already effective registration statement, relating to the offering and sale of the Registrable Securities and keep that registration statement effective or that prospectus supplement current until the Registrable Securities to which it relates no longer are Registrable Securities or the underwritten distribution has been completed or abandoned.
     (ii) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement relating to the underwritten distribution of Registrable Securities as may be necessary to comply with the Securities Act with respect to the distribution of the Registrable Securities to which the registration statement or the prospectus supplement relates.
     (iii) Provide to each holder of Registrable Securities a copy of any disclosure regarding the plan of distribution or the selling holders, in each case, with respect to such holder, at least three Business Days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that amends such information.
     (iv) Furnish to each holder of the Registrable Securities to which the registration statement or prospectus supplement relates and to the underwriters of any underwritten offering of those Registrable Securities at least one copy of the registration statement (including exhibits) and each amendment to it, and as many copies of the prospectus included in that registration statement and any amendments or supplements to it, as each holder or underwriter may reasonably request, and any other documents that they may reasonably request in order to facilitate the disposition of Registrable Securities they own or are distributing.

     (v) File a copy of the final prospectus or prospectus supplement with the SEC under Rule 424, even if the Company is not required by that Rule to do so.
     (vi) Use its reasonable best efforts to register and qualify the Registrable Securities that are the subject of the registration statement or prospectus supplement under the securities or Blue Sky laws of such, if any, jurisdictions as may reasonably be requested by any holder or managing underwriter, and to keep that registration or qualification in effect for as long as required by applicable law, and take any other reasonable action that may be necessary or appropriate to enable the holders to dispose of the Registrable Securities that are the subject of the registration or qualification, provided that the Company will not be required to qualify to do business or to file a general consent to service of process in any jurisdiction.
     (vii) At any time when holders of Registrable Securities are required to deliver prospectuses in connection with sales of Registrable Securities, notify each holder of Registrable Securities of the happening of any event as a result of which the applicable prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice will not include information about the event if that information would constitute material non-public information about the Company).
     (g) The Company will give written notice to the Investors:
     (i) When any registration statement filed pursuant to this Section 8.1 or any amendment to such a registration statement is filed with the SEC and when any such registration statement or any post-effective amendment to such a registration statement becomes effective;
     (ii) Of any request by the SEC for an amendment or supplement to any registration statement filed pursuant to this Section 8.1 that relates to Registrable Securities owned by one or more Investors or the prospectus included in any such registration statement;
     (iii) Of the issuance by the SEC of a stop order suspending the effectiveness of any registration statement filed pursuant to this Section 8.1 that relates to Registrable Securities owned by one or more Investors or the initiation by the SEC of a proceeding for that purpose;
     (iv) Of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction in which Registrable Securities owned by Investors are registered or qualified or the initiation of any proceeding for that purpose;
     (v) Of the happening of any event that requires the Company to make changes in any effective registration statement that relates to Registrable Securities owned by one or more Investors or the prospectus included in any such registration statement or a supplement to it in order to make the statements therein not misleading (which notice will be accompanied by an instruction to suspend the use of the prospectus or prospectus supplement until the requisite changes have been made, but will not include information about the event if that information would constitute material non-public information about the Company) and which suspensions hereunder, when aggregated with any suspensions under Section 8.1(i), will not exceed 90 days in any 12-month period); and
     (vi) If at any time the representations and warranties of the Company contained in any underwriting agreement relating to an underwritten distribution that includes Registrable Securities owned by one or more Investors cease to be true and correct in all material respects.
          (h) The Company will use its reasonable best efforts to prevent the issuance, or obtain the withdrawal, as promptly as practicable, of any order suspending the effectiveness of any registration statement relating to Registrable Securities owned by Investors.
          (i) If anything occurs that causes a registration statement, a prospectus or a prospectus supplement relating to a sale of Registrable Securities to contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly prepare a post-effective amendment to the registration statement or a supplement to the prospectus or prospectus supplement so that the registration statement, prospectus or prospectus supplement no longer will contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies Investors to suspend the use of a prospectus or prospectus supplement until required changes have been made, each Investor will (and will cause any underwriter of a distribution of Registrable Securities owned by the Investor to) suspend use of that prospectus or prospectus supplement and use its reasonable best efforts to obtain the return of any copies of the prospectus or prospectus supplement that the Investor (or the underwriters) have given to prospective purchasers of Registrable Securities; provided, however, that suspensions hereunder, when aggregated with any suspensions under Section 8.1(g)(v), will not exceed 90 days in any 12-month period.
          (j) The Company will use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any transfer of Registrable Securities in a transaction that is registered under the Securities Act as contemplated by this Section 8.1.
          (k) If Investors and other holders of Registrable Securities notify the Company that they intend to distribute Registrable Securities by means of an underwritten offering, and that the aggregate public offering price of the underwritten offering is estimated to be at least $25,000,000, the Company will enter into an underwriting agreement in customary form, and take all other actions that are reasonably requested by the managing underwriter, if any, to facilitate the underwritten disposition of the Registrable Securities, including (i) making members of management and executives of the Company available to participate in a “road show” and similar events, (ii) making representations and warranties to the selling stockholders and the underwriters that are customarily made by issuers in connection with underwritten public offerings by selling stockholders, (iii) using its reasonable best efforts to obtain and furnish to the underwriters opinions of counsel to the Company regarding the matters customarily covered in opinions given in connection with underwritten public offerings by selling stockholders, (iv) using its reasonable best efforts to obtain and furnish to the underwriters “comfort letters” from the firm of independent registered public accountants that audits the

Company’s financial statements (and, if necessary, any other independent registered public accountants that audited any financial statements included in the registration statement) and (v) delivering to the underwriters any other documents or certificates that the managing underwriter reasonably requests.
     8.2 Obligations of the Investors Regarding Registration.
          (a) No Investor will use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with a sale of Registrable Securities without the prior written consent of the Company.
          (b) Each Investor will, and will cause any underwriters of an underwritten offering of Registrable Securities owned by the Investor to, furnish to the Company all information regarding themselves, the Registrable Securities that the Investor and any other selling stockholders hold, and the intended method of disposition of those Registrable Securities as the Company may reasonably request for inclusion in a registration statement, prospectus or prospectus supplement required by this Article 8. The Company will not describe the Investor as an “underwriter” in any registration statement, prospectus or prospectus supplement without the prior written consent of the Investor, provided that if the staff of the SEC requests that the Investor be described as an “underwriter” and the Company and the Investor are not able to convince the SEC (by using good faith reasonable efforts through the comment process or otherwise) that the Investor does not need to be described as an “underwriter” and the Investor does not consent to being described as an underwriter, the Investor will not be eligible to include Registrable Securities it or its Affiliates own in the applicable registration statement.
     8.3 Indemnification Regarding Disclosures.
          (a) The Company agrees to indemnify each Investor and each Investor’s officers, directors, employees, agents, representatives and Affiliates, and each person, if any, that controls the Investor within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, liabilities and expenses (including reasonable fees and expenses of attorneys and other professionals) arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, prospectus or prospectus supplement that includes Registrable Securities owned by the Investor, or any amendments or supplements to any of them or any documents incorporated by reference in any of them or contained in any free writing prospectus prepared by the Company or authorized by it in writing for use by the Investor; or any omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company will not be liable to any Indemnitee to the extent that any loss, liability or expense results from (i) a claim relating to information provided in writing by the Investor or an underwriter of an offering that includes Registrable Securities owned by the Investor (unless the underwriter refused to include an indemnification in its underwriting agreement with the selling stockholders, but included an indemnification in its underwriting agreement with the Company), expressly for use in connection with the applicable registration statement, prospectus or prospectus supplement, or (ii) an offer or sale effected by or on behalf of such Investor “by means of” (as defined in Rule 159A under the Securities Act) a “free writing prospectus” that was not prepared or authorized in writing by the Company.

          (b) If the indemnification provided for in Section 8.3(a) is not available to an Indemnitee with respect to any loss, liability or expenses referred to in that Section or is not sufficient to hold the Indemnitee harmless as contemplated in that Section, then the Company, in lieu of indemnifying that Indemnitee, will contribute to the amount paid or payable by that Indemnitee in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in the loss, liability or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, will be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the statement or omission. The Company and the Investors agree that it would not be just and equitable if contribution under this Section 8.3 were determined by pro rata allocation or by any other method of allocation that does not take account of those equitable considerations. No Indemnitee that is guilty of fraudulent misrepresentation (as that term is used with regard to Section 11(f) of the Securities Act) will be entitled to contribution from the Company if the Company was not guilty of fraudulent misrepresentation.
     8.4 Assignment of Registration Rights. The rights of an Investor to registration of Registrable Securities under this Article 8 may be assigned by the Investor to any transferee of Registrable Securities if (i) the Investor transfers to that transferee Registrable Securities with a market value at the time of transfer of at least $5,000,000 (or such lesser amount of Registrable Securities as is all the Registrable Securities that the Investor owns), (ii) the transfer is permitted under the terms of this Agreement and (iii) the Investor or the transferee has furnished to the Company written notice of the name and address of the transferee and the number of Registrable Securities that were, or are being, transferred to the transferee, and the transferee agrees in writing to be bound by this Article 8, including Section 8.3.
     8.5 Lock Up Agreements. If at a time when the Investors and their Affiliates own in total 10% or more of the outstanding Common Stock, the Company proposes to sell securities in an underwritten public offering or an offering under SEC Rule 144A with an expected public offering price of at least $25,000,000, and a managing underwriter or lead initial purchaser of that offering tells the Company that failure to suspend sales of Registrable Securities could adversely affect the amount of securities the Company can sell or the price for which the Company can sell the securities, at the request of the Company, each Investor will enter into an agreement with the underwriters or initial purchasers to suspend sales of Registrable Securities for a period not exceeding 90 days. In the event an Investor enters into such an agreement, the Company will use its reasonable best efforts to cause each of the Other Investors which at the time own, together with its Affiliates, at least as many shares of Common Stock as the Investors and their Affiliates, and each of the Company’s senior executive officers, to execute an agreement with substantially the same terms and conditions and for the same time period to which such Investor is bound. An Investor will not be required to enter into an agreement of that type more than twice in any twelve month period.
     8.6 Holdback. With respect to any underwritten offering of Registrable Securities by the Investors or other Holders pursuant to this Article 8, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Shelf Registration Statement (other than such registration or a

Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 60 days following the effective date of such offering or such longer period up to 90 days as may be requested by the managing underwriter. The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter. For purposes of this Agreement, the term “Special Registration” means the registration of (a) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (b) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or Company Subsidiaries or in connection with dividend reinvestment plans.
ARTICLE 9
TERMINATION
     9.1 Right to Terminate. This Agreement may be terminated at any time prior to the earlier of the payment by the Investors of the purchase price for the Acquired Common Stock, or the issuance of the Acquired Common Stock to the Investors, as described in Section 2.2:
          (a) By mutual consent of the Investors and the Company.
          (b) By either the Investors or the Company by July 31, 2011 if, by such date, the Company has not entered into Investor Agreements (including this Agreement) relating to sales of Common Stock for at least $500 million (but the right to terminate this Agreement pursuant to this Section 9.1(b) will end when the Company has entered into Investor Agreements (including this Agreement) relating to sales of Common Stock for at least $500 million).
          (c) By either the Investors or the Company if the Closing Date shall not have occurred by December 31, 2011 (the “Termination Date”); provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such party has breached any of its representations, warranties or obligations under this Agreement (including each such party’s obligations under Section 4.7) and such breach was a material reason for the failure of a condition set forth in Section 5.1 or 5.2, as applicable, to be fulfilled.
          (d) By either the Investors or the Company if either of them is informed by a Governmental Entity that an approval or other action by that Governmental Entity that is required to enable the sale of Common Stock contemplated by this Agreement to take place will not be given or taken by that Governmental Entity or that any Government Entity intends to impose, or will condition any required approval or other action on the imposition of, a Materially Burdensome Regulatory Condition.
          (e) By either the Investors or the Company if any applicable law or regulation shall be in force or any final and non-appealable order, decree, injunction or judgment shall have been entered by any Governmental Entity that invalidates this Agreement or prevents or restrains any of the parties hereto from completing the transactions that are the subject of this Agreement.

          (f) By either the Investors or the Company if a stockholders meeting is held as contemplated by Section 4.1, and at that meeting, the Company’s stockholders vote on, but do not approve, the proposal to approve the transactions that are the subject of the Investor Agreements.
          (g) By the Company, at any time prior to the Closing, if (i) any Investor is in breach of its representations, warranties or covenants made by it in this Agreement; (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty days following written notice of such breach from the Company and (iii) such breach, if uncured, would render any condition set forth in Section 5.1 incapable of being satisfied.
          (h) By the Investors, at any time prior to the Closing, if (i) the Company is in breach of its representations, warranties or covenants made by it in this Agreement; (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty days following written notice of such breach from the Investors and (iii) such breach, if uncured, would render any condition set forth in Section 5.2 incapable of being satisfied.
     9.2 Manner of Terminating Agreement. If at any time the Investors or the Company have the right under Section 9.1 to terminate this Agreement, they or it can terminate this Agreement by a notice to the other of them that they are or it is terminating this Agreement at a time specified in the notice (which may be the time the notice is given).
     9.3 Effect of Termination. If this Agreement is terminated pursuant to this Article 9, after this Agreement is terminated, neither the Investors nor the Company will have any further rights or obligations under this Agreement. Nothing contained in this Article 9 will relieve any party of liability for any breach of this Agreement that occurs before this Agreement is terminated or for any reimbursement obligations under the letter agreement dated June 27, 2011 between the Company and the Investors.
ARTICLE 10
INDEMNIFICATION
     10.1 Indemnification Against Loss Due to Inaccuracies in Company’s Representations and Warranties or Company Failure to Fulfill Obligations. Subject to the limits in Section 10.3, the Company indemnifies the Investors against, and agrees to hold the Investors harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred by the Investor directly or indirectly because (i) any matter that is the subject of a representation and warranty contained in Section 3.1 is not as represented and warranted (without giving effect to any “material”, “materiality”, “material adverse change” or “material adverse effect” qualification contained in any such representation and warranty in determining whether there has been, or the extent of, any inaccuracy in, or breach of, any such representation and warranty), or (ii) the Company fails to fulfill in any respect any of its obligations under this Agreement, or under any document delivered in accordance with this Agreement, which is required to be fulfilled after the Closing Date.
     10.2 Indemnification Against Loss Due to Inaccuracies in Investor’s Representations and Warranties or Investor Failure to Fulfill Obligations. Subject to the limits in Section 10.3,

each Investor, severally and not jointly, indemnifies the Company against, and agrees to hold the Company harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred by the Company directly or indirectly because (i) any matter that is the subject of a representation and warranty by such Investor contained in Section 3.2 is not as represented and warranted (without giving effect to any “material”, “materiality”, “material adverse change” or “material adverse effect” qualification contained in any such representation and warranty in determining whether there has been, or the extent of, any inaccuracy in, or breach of, any such representation and warranty), or (ii) such Investor fails to fulfill in any respect any of its obligations under this Agreement, or under any document delivered in accordance with this Agreement, which is required to be fulfilled after the Closing Date.
     10.3 Limit on Liability for Breach of Warranty.
          (a) Except with respect to breaches of the representations and warranties contained in Sections 3.1(a) (Organization and Power), 3.1(c) (Authorization), 3.1(g) (Issuance of Acquired Common Stock), Section 3.1(h) (Capitalization) or Section 3.1(u) (Tax Matters) (but only with respect to the representations and warranties in that Section with respect to the amount and ability to apply net operating loss carryforward of FirstBank as of December 31, 2010, which shall be the only portion of Section 3.1(u) that is not subject to the limitations in this Section 10.3), and in instances of fraud, the Company will not be liable to any Investor under Section 10.1, or any other provision of this Agreement, as a result of a breach of the Company’s representations and warranties in Section 3.1, to the extent the losses, liabilities and expenses for which the Investor would, except for this Section 10.3(a), be entitled to indemnification under Section 10.1 are in total less than 2% or more than 15% of the Aggregate Purchase Price the Investor has agreed in Section 1.1 to pay for the Acquired Common Stock it is purchasing. The Company will have no obligation to reimburse the Investor for the amount that is less than 2% or more than 15% of the Aggregate Purchase Price the Investor has agreed in Section 1.1 to pay for the Acquired Common Stock it is purchasing. In determining the amount of losses, no individual claim or series of related claims for breach of a representation and warranty that results in a loss of less than $50,000 in the aggregate will be included.
          (b) Except in instances of fraud, no Investor will be liable under Section 10.2, or any other provision of this Agreement, as a result of a breach of such Investor’s representations and warranties in Section 3.2, to the extent the losses, liabilities and expenses for which the Company would, except for this Section 10.3(b), be entitled to indemnification from the Investor under Section 10.2 are in total less than 2% or more than 15% of the total purchase price the Investor has agreed in Section 1.1 to pay for the Acquired Common Stock, and the Investor will have no obligation to reimburse the Company for the amount that is less than 2% or more than 15% of the total purchase price the Investor has agreed in Section 1.1 to pay for the Acquired Common Stock. In determining the amount of losses, no individual claim or series of related claims for breach of a representation and warranty that results in a loss of less than $50,000 in the aggregate will be included.
          (c) No investigation by any Investor of the Company or by the Company of any Investor prior to or after the date of this Agreement shall limit a party’s indemnification right hereunder or be deemed a waiver of any such right.
          (d) Any indemnification payment pursuant to Sections 10.1 and 10.2 will be treated as an adjustment to the purchase price for the Acquired Common Stock for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.
     10.4 Indemnification Sole Remedy. Except in instances of fraud, the indemnification in Sections 10.1 and 10.2, as the case may be, will be the sole remedy of the Investors or the Company, as applicable, as a result of a breach of a representation and warranty contained in Section 3.1 or 3.2, as applicable. Except as to claims with respect to breaches of the representations and warranties in Section 3.1(u) (Tax Matters), any claim for indemnification must be made in a written notification to the party from which indemnification is sought, must describe in reasonable detail the claim and the facts on which such claim is based and, with respect to claims for indemnification arising under Section 10.1(i) or Section 10.2(i) must be given not later than the second anniversary of the Closing Date; provided that if notice of a claim for indemnification is brought prior to such second anniversary, then the indemnification obligation in respect of such claim shall survive until the final resolution of such claim. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but, except as to the representations and warranties in Section 3.1(u) (Tax Matters) only for a period of two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the second anniversary of the Closing Date) and thereafter shall expire and have no further force and effect. Neither the Company nor the Investors will have any liability for any breach of a representation and warranty contained in Section 3.1 or 3.2 unless a claim is made in accordance with this Section 10.4.
ARTICLE 11
ABSENCE OF BROKERS
     11.1 Representations and Warranties Regarding Brokers and Others. The Company and the Investors each represent and warrant to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions that are the subject of this Agreement, except that Sandler O’Neill & Partners, L.P. acted as financial adviser to the Company (there may be a finder with regard to sales of Common Stock to some Other Investors, who will be entitled to a fee from the Company equal to 1% of the purchase price paid by those Other Investors). The Company will pay all the fees and other charges of Sandler O’Neill & Partners, L.P. The Company indemnifies the Investors and agrees to hold each of them harmless from, and each Investor, severally and not jointly, indemnifies the Company, against and agrees to hold the Company harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party or its subsidiaries in connection with the transactions which are the subject of this Agreement.
ARTICLE 12
GENERAL
     12.1 Announcement of Transaction. The Company will, not later than one Business Day after Investors and Other Investors have signed Investor Agreements (including this Agreement) relating to purchases of Common Stock for a total of at least $500 million, (i) make a public announcement, in a form to be provided to and approved in advance by the Investors in their reasonable discretion, of the signing of such Investor Agreements in sufficient detail so that the fact that Investor Agreements have been signed and knowledge of the terms of the Investor

Agreements will not constitute material non-public information and (ii) include the Investor Presentation in a Report filed with the SEC. In addition, if Investor Agreements are terminated and those terminations make it unlikely that the transactions that are the subject of the Investor Agreements will take place, the Company will, not later than one Business Day after the Investor Agreements are terminated, make a public announcement of the termination. The Company will also timely make all filings with the SEC that are required under the Exchange Act with respect to the execution of Investor Agreements, the issuance of Common Stock under Investor Agreements and the termination of Investor Agreements. The Company will not, without the consent of the Investors, mention the names of the Investors or of their Affiliates or advisers in any public disclosures regarding the transactions that are the subject of the Investor Agreements, except that nothing in this Section or elsewhere in this Agreement will prevent the Company from disclosing the name of any Investor or its Affiliates or investment adviser to the extent it is required to do so by law, by rules of the SEC or the NYSE, or by any form the Company is required to file with a Governmental Entity, or to the extent it is asked for that information by any Governmental Entity (including, but not limited to, the staff of the SEC, the FDIC, the Federal Reserve or the OCFI); provided, however, that the Company will, to the extent reasonably practicable, provide the Investors with a reasonable opportunity to review and comment on such disclosures and filings in advance.
     12.2 Expenses. Except as specifically provided in this Agreement or in the letter agreement dated June 27, 2011 between the Company and the Investors each of the Investors and the Company will pay its own expenses in connection with the transactions that are the subject of this Agreement, including legal fees and disbursements.
     12.3 Entire Agreement. This Agreement, the non-disclosure agreement dated April 12, 2011 between the Company and [REDACTED] Management Company, LLP. and the letter agreement dated June 27, 2011 between the Company and the Investors contain the entire agreement between the Company and the Investors relating to the transactions that are the subject of this Agreement, and supersede all prior negotiations, understandings and agreements between the Company and any of the Investors, and there are no representations, warranties, understandings or agreements concerning the transactions that are the subject of this Agreement other than those expressly set forth in this Agreement, the non-disclosure agreement dated April 12, 2011 between the Company and [REDACTED] Management Company, LLP. and the letter agreement dated June 27, 2011 between the Company and the Investors The Company has provided a good faith estimate of the estimated amount of transaction expenses that will be incurred by the Company and the Company Subsidiaries and their advisors prior to or in connection with the Closing Date.
     12.4 Benefit of Agreement. This Agreement is for the benefit of, and will bind, the parties to it, their respective successors and any permitted assigns. This Agreement is not intended to be for the benefit of, or to give any rights to, anybody other than the parties, their respective successors and any permitted assigns and, with respect to Section 8.3 only, the Indemnitees. Without limiting the generality of the foregoing, no investor other than the Investors will have any claim against the Company or any of the Investors under or by reason of this Agreement.
     12.5 Captions. The captions of the Articles and Sections of this Agreement are for convenience only, and do not affect the meaning or interpretation of this Agreement.

     12.6 Assignments. Neither this Agreement nor any right of any party under it may be assigned, except that (i) any Investor may assign its rights to acquire the Acquired Common Stock to an Affiliate of such Investor or an entity that shares a common discretionary investment adviser (in which case, the term “Investor” will include the transferee), provided, however, that, in such event, such Investor and such Affiliate or entity, as applicable, will be jointly and severally liable for any failure of the Affiliate or entity, as applicable, to fulfill any of the Investor’s obligations under this Agreement and (ii) if an Investor transfers Registrable Securities to another person under circumstances and in a manner that entitles the transferee to registration rights as provided in Section 8.4, the Company will be deemed to have entered into an agreement with the transferee giving the transferee all the rights with regard to the transferred Registrable Securities that the Investor had immediately before the transfer.
     12.7 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile or electronic mail (with proof of receipt at the facsimile number or email address to which it is required to be sent), on the Business Day after the day on which it is delivered to a major overnight delivery service marked for next business day delivery, or on the third Business Day after the day on which it is mailed by first class registered or certified mail, return receipt requested, from within the United States or Puerto Rico only to the individuals or departments designated below at the addresses, e-mail addresses or facsimile numbers designated below (or to such other persons or addresses as may be specified in writing after the date of this Agreement by the party to which the notice or communication is sent); it being understood and agreed that the Company shall not send notices or communications to any other person acting on behalf of any of the Investors without the prior written consent of a member of the Legal and Compliance Department at [REDACTED] Management Company, LLP:
          (a) If to the Investors (or any of them):
c/o [REDACTED] Management Company, LLP
[ADDRESS REDACTED]
Attn: Legal and Compliance Department
Facsimile: [REDACTED]
Email Address: [REDACTED]
with a copy to (which copy alone shall not constitute notice):
Greenberg Traurig LLP
One International Place
Boston, MA 02110
Attn: Bradley Jacobson
Facsimile: 617-279-8402
Email Address: jacobsonb@GTLAW.com
          (b) If to the Company
First BanCorp

1519 Ponce de Leon Avenue
San Juan, Puerto Rico 00908
Attention: General Counsel
Facsimile No.: 787-753-8402
Email Address: lawrence.odell@firstbankpr.com
with a copy to (which copy alone shall not constitute notice):
K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attention: David W. Bernstein
Facsimile No.: 212-536-3901
Email Address: david.bernstein@klgates.com
Any notice or communication given hereunder shall be deemed given on (a) if received on a Business Day on or before 5:00 p.m. local time of the recipient, the date of receipt, or (b) if received on a day other than a Business Day or on a Business Day after 5:00 p.m. local time of the recipient, the first Business Day following the date of receipt.
     12.8 Governing Law. This Agreement and all disputes arising out of or relating to this Agreement and the subject matter hereof or the actions of the parties hereto in the negotiation, execution, administration, performance or nonperformance, enforcement, interpretation, termination and construction hereof and all matters based upon, arising out of or related to any of the foregoing (whether based on contract, tort or otherwise), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws, both procedural and substantive, of the State of New York, without regard to conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would apply the laws of any jurisdiction other than the State of New York.
     12.9 Consent to Jurisdiction. The Company and each Investor each agrees that any action or proceeding relating to this Agreement or the transactions that are the subject of this Agreement shall be brought in any state or Federal court sitting in the Borough of Manhattan in the State of New York, and in no other court, and each of them (i) consents to the personal jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to transfer any such action or proceeding to any other court, whether because of inconvenience of the forum or for any other reason (but nothing in this Section 12.9 will prevent a party from removing any action or proceeding from a state court sitting in the Borough of Manhattan to a Federal court sitting in that Borough) and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.
     12.10 Remedies; Specific Performance. The parties acknowledge that money damages may not be an adequate remedy if the Company or any Investor failed to perform in any material respect any of its obligations under this Agreement, and accordingly they agree that in addition to any other remedy to which a party may be entitled at law or in equity, each party will be entitled to seek to obtain an order compelling specific performance of the other party’s or parties’ obligations under this Agreement, without any requirement that the party seeking specific performance post a bond, and the parties agree that if any proceeding is brought in equity to compel performance of any provision of this Agreement, no party will raise the defense that there is an adequate remedy at law. No remedy will be exclusive of any other remedy to which a party may be entitled, and the remedies available to a party will be cumulative.
     12.11 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto. No person who is not a named party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement, shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such person who is not a named party to this Agreement.
     12.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY ACTION OR PROCEEDING BROUGHT BY WAY OF COUNTERCLAIM. EACH OF THE PARTIES ACKNOWLEDGES THAT IT IS AWARE THAT THIS WAIVER OF RIGHTS TO JURY TRIAL WAS A FACTOR IN EACH OTHER PARTY’S DECISION TO AGREE TO THE TERMS OF THIS AGREEMENT AND THAT NOBODY PROMISED THAT THIS WAIVER OF THE RIGHT TO JURY TRIAL WOULD NOT BE ENFORCED.
     12.13 Amendments. This Agreement may be amended by, but only by, a document in writing signed by both the Company and all the Investors.
     12.14 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except to the extent otherwise provided or when the context otherwise requires, references to Sections, Articles or Exhibits contained herein refer to Sections, Articles or Exhibits of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its successors and permitted assigns. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. A reference that a statement is made “to the knowledge of the Company” means that no officer of the Company has actual knowledge of facts that are inconsistent with that statement.
     12.15 Mutual Drafting. The parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.
     12.16 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
     12.17 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.
     12.18 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor under this Agreement, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in shares of Acquired Common Stock or enforcing its rights under this Agreement. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and an Investor, solely, and not between the Company and the Investors collectively and not between and among the Investors.
(Signatures on following page)

          IN WITNESS WHEREOF, the Company and the Investors have executed this Agreement, intending to be legally bound by it, as of the day shown on the first page of this Agreement.

FIRST BANCORP

By:
Title:

INVESTORS:
By:
Name:
Title:

By:
Name:
Title:

Name
Form of entity
Jurisdiction of formation
Taxpayer Identification No.
Name in which securities should be registered
Number of Shares
Total Purchase Price $
Shares already owned by Investor or Affiliates                      0

By:
Name:
Title:

Name
Form of entity
Jurisdiction of formation
Taxpayer Identification No.
Number of Shares
Name in which securities should be registered
Total Purchase Price $
Shares already owned by Investor or Affiliates                       0

Exhibit A
Illustrative Pro Forma Capitalization of the Company
(see attached)

Exhibit B
Form of Opinion of K&L Gates LLP
(see attached)

Exhibit C
Form of Opinion of Martinez Odell & Calabria
(see attached)

Schedule 3.2
No Conflict; Consents and Approvals
(see attached)